Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

COMSOVEREIGN HOLDING CORP.,

SAGUNA NETWORKS LTD.,

THE SHAREHOLDERS OF SAGUNA NETWORKS LTD.

and

THE SHAREHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of August 17, 2021

Schedules:

Schedule 1.31.3(a)1.3(a)(iv)1.3(a)(v)(C) - Third Party Expenses of SNL

Exhibits:

Exhibit A	-	Executing Shareholders
Exhibit B	-	Form of Joinder
Exhibit C	-	Form of Bring Along Notice
Exhibit D	-	Form of Option Termination Agreement
Exhibit E	-	Form of Loan Termination Agreement
Exhibit F	-	Form of Payoff Letter
Exhibit G	-	Form of Exchange Agent Agreement
Exhibit H	-	Form of Officer's Certificate
Exhibit I	-	Form of CEO Certificate
Exhibit J	-	Form of Lost or Unissued Share Certificate and Share Transfer Deed
Exhibit K	-	[intentionally Omitted]
Exhibit L	-	Form of Legal Opinion
Exhibit M	-	Bank Account Signatories
Exhibit N	-	Form of Escrow Agreement
Exhibit O	-	Form of Paying Agent Agreement
Exhibit P	-	Amended Articles of Association
Exhibit Q	-	Form of Accredited Investor Certificate
Exhibit 8.2(cc)	-	List of Agreements to be Terminated

i

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2021 (the “Agreement Date”), by and among: COMSovereign Holding Corp., a Nevada corporation (“CHC” or “Buyer”), SAGUNA Networks Ltd., a company organized under the laws of the State of Israel (“SNL” or the “Company”), each holder of Company Shares identified on Exhibit A hereto (each an “Executing Shareholder” and collectively, the “Executing Shareholders”), and Ben Weiss solely in his capacity as the Shareholders’ Representative (as defined herein) and only for the limited purposes expressly stated herein. CHC, SNL, the Executing Shareholders, the Consenting Shareholders after joining this Agreement and the Shareholders’ Representative may be referred to herein individually as a “Party” and collectively as the “Parties.” Certain additional capitalized terms that are used in this Agreement are defined in Section 12.1.

RECITALS:

A. The Parties intend that, subject to the terms and conditions hereinafter set forth, Buyer shall purchase from all Shareholders, and all Shareholders shall sell to Buyer, all of the issued and outstanding share capital of the Company (the “Share Purchase”) on the terms and subject to the conditions set forth in this Agreement.

B. The Boards of Directors of the Buyer and the Company have determined that the transactions contemplated by this Agreement are in the best interests of their respective shareholders and have approved and declared advisable this Agreement and the transactions contemplated hereby.

C. The Executing Shareholders collectively hold at least 80% of the issued and outstanding Company Shares, and the Executing Shareholders, the Consenting Shareholders and the other Non-Consenting Shareholders which are deemed Shareholders pursuant to Section 1.1(c)(vi), own 100% of the issued and outstanding Company Shares as set forth on the SNL Cap Table and until Closing each Option Holder and CLA Holder shall give its written consent for the cancellation of any Derivative Security and/or outstanding loan debt, subject to Closing in the form of the Option Termination Agreement or the Loan Termination Agreement.

D. Buyer, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and to prescribe various conditions to the Share Purchase.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
AGREEMENT TO SELL AND PURCHASE SHARES

1.1 Agreement to Sell and Purchase Shares.

(a) Effect on Company Shares. At the Closing, each holder of Company Shares shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from such holder, free and clear of any Encumbrance and with the benefits of all rights whatsoever attaching or accruing to such shares on or after the Closing Date, all Company Shares held by such holder in consideration of a number of shares of common stock, par value $0.0001 per share, of CHC (the “CHC Common Stock”) equal to the Consideration indicated against such holder’s name in the Spreadsheet. In addition, at or prior to the Closing, each Option Holder shall execute and deliver to Buyer an Option Termination Agreement, whereby any outstanding Derivative Security held by it and any right it has in connection with SNL or in SNL’s equity securities will automatically terminate at the Closing in consideration of a number of CHC Common Stock indicated next to such Option Holder in the Spreadsheet. In addition, at or prior to the Closing, each CLA Holder shall execute and deliver to Buyer a Loan Termination Agreement, whereby any debt owed to it by SNL, any outstanding loan extended by it to SNL and any right it has in connection with SNL or in SNL’s equity securities will automatically terminate at the Closing in consideration of a number of CHC Common Stock indicated next to such CLA Holder in the Spreadsheet and each Consultant shall execute and deliver to Buyer a Pay-Off Agreement, whereby it confirms that any right it has in connection with SNL or in SNL’s equity securities will automatically terminate at the Closing in consideration of a number of CHC Common Stock indicated next to such Consultant in the Spreadsheet. No fraction of a share of CHC Common Stock shall be issued in consideration for the Company Shares, but in lieu thereof, each holder of Company Shares who would otherwise be entitled to a fraction of a share of CHC Common Stock (after aggregating all fractional shares of CHC Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of CHC Common Stock. From and after the Closing, the holders of all Company Shares and/or SNL Derivative Securities issued and outstanding immediately prior to the Closing shall cease to have any rights with respect thereto, except the right to receive the Consideration applicable to such Company Shares and/or SNL Derivative.

(b) Executing Shareholders and Consenting Shareholders. Promptly after the Agreement Date, the Company and the Executing Shareholders shall use their best efforts to obtain from all other Shareholders who did not execute this Agreement on the Agreement Date, a counter signature on this Agreement by executing a joinder to this Agreement in the form attached hereto as Exhibit B (the “Joinder”), whereby each such other holder of Company Shares becomes bound by and subject to the provisions of this Agreement as an “Executing Shareholder” (the “Consenting Shareholders”).

(c) Bring Along.

(i) As of the Agreement Date, the Executing Shareholders, holding at least 80% of the voting power of the Company, have duly executed this Agreement; and by executing this Agreement such shareholders are deemed to have accepted an offer by Buyer to purchase their shares in accordance with Article 8.4 of the Company’s Articles of Association, and in accordance with Section 341 of the Israeli Companies Law, 1999 (the “Companies Law”).

(ii) This Agreement shall be deemed, for the purpose of Article 8.4 of the Company’s Articles of Association and for the purpose of Section 341(a) of the Israeli Companies Law (i) an offer by Buyer for the purchase of all issued and outstanding share capital of the Company and (ii) an acceptance of such offer by all Executing Shareholders who have duly executed this Agreement initially or subsequently.

(iii) Promptly after the Agreement Date and unless this Agreement is duly terminated in accordance with its terms, the Buyer shall take all commercially reasonable actions to extend to all other shareholders of the Company an offer to purchase their shares in accordance with the terms set forth in this Agreement, in accordance with Article 8.4 of the Company’s Articles of Association and in accordance with Section 341 of the Companies Law (the “Offer”), by providing a written notice in the form attached hereto as Exhibit C (the “Bring-Along Notice”) to each Shareholder that has not accepted the Offer (a “Non-Consenting Shareholder”) that Buyer wishes to purchase such Non-Consenting Shareholder’s shares in the Company under the terms and conditions of this Agreement.

(iv) Buyer, the Company, the Executing Shareholders and the Consenting Shareholders shall take such other actions as may be commercially reasonably appropriate in order to complete the transfer of all of the outstanding Company Shares pursuant to Article 8.4 of the Company’s Articles of Association and pursuant to Section 341 of the Companies Law and under the terms and conditions of this Agreement.

(v) After satisfactory completion of the necessary procedures under Article 8.4 of the Company’s Articles of Association and pursuant to Section 341 of the Companies Law and provided that no injunction against the Share Purchase was issued by a court of competent jurisdiction that was not subsequently removed, if at the Closing there will any remaining Non-Consenting Shareholders, at the Closing the Company shall register Buyer as owner of all the shares of the Company held by all Non-Consenting Shareholders as of the Closing, if any, against delivery by Buyer to the Company at the Closing of an aggregate amount equal to the Total Consideration due to such Non-Consenting Shareholders in accordance with the Spreadsheet.

(vi) For purposes of this Agreement, the term “Shareholder” shall include all Non-Consenting Shareholders and each such Non-Consenting Shareholder shall be deemed to be subject to the terms and conditions of this Agreement, except to the extent that doing so would be inconsistent with the provisions of Article 8.4 of the Company’s Articles of Association or with Section 341 of the Companies Law.

(vii) Each Party shall cooperate with the other Parties, as any Party may reasonably request, in the taking of any action hereunder and otherwise under Article 8.4 of the Company’s Articles of Association and under Section 341 of the Companies Law, including in making all reasonable filings and taking such other reasonable action which is necessary or desirable to effect the transactions under this Agreement with respect to all the securities of the Company outstanding as of the Closing in compliance with Article 8.4 of the Company’s Articles of Association and with Section 341 of the Companies Law.

(viii) The Company shall give Buyer (i) prompt notice of any claim or demand by a Non-Consenting Shareholder, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such claims and demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Buyer or the Company (a) subject to the last sentence of this Subsection 1.1(c)(viii), makes any payment or payments in respect of any Non-Consenting Shareholders in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (b) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Non-Consenting Shareholders (excluding payments for such shares) (together “Non-Consenting Shareholders Payments”), Buyer shall be entitled to recover under the terms of Section 10.2(a) hereof the amount of such Non-Consenting Shareholders Payments without regard to the Threshold (as defined in Section 10.4 hereof). The procedures under Section 10.5(g) (Opportunity to Defend Third Party Claims) will apply, subject to applicable changes, to pay any claim for payment under Subsection (a) of this Subsection (viii).

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely and electronically, but will deemed effected at the offices of Pryor Cashman LLP in New York, New York, at a time and date to be specified by the parties hereto, which time and date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3 Surrender of Certificates Representing Company Shares.

(a) On the scheduled Closing Date:

(i) each Shareholder (excluding Non-Consenting Shareholders, who shall comply with the terms of this Subsection (i) as a condition to receipt of their portion of the Total Consideration set forth on the Spreadsheet following the Closing Date) shall deliver to Buyer (or its authorized representative) all of such Shareholder’s outstanding share certificates representing Company Shares (or an affidavit of lost or never issued certificate pursuant to Section 1.6(g) hereof (the “Affidavit”)), which certificates (or Affidavit) shall be accompanied by executed but undated share transfer deeds transferring the Company Shares from the Shareholders to the Buyer;

(ii) SNL shall deliver to Buyer (or its authorized representative) the Option Termination Agreement, executed by each Option Holder in the form attached hereto as Exhibit D (the “Option Termination Agreement”);

(iii) SNL shall deliver to Buyer (or its authorized representative) the Loan Termination Agreement, executed by each CLA Holder, in the form attached hereto as Exhibit E (the “Loan Termination Agreement”);

(iv) SNL shall deliver to Buyer (or its authorized representative) the Pay-Off Agreement, executed by each Consultant, in the form attached hereto as Exhibit F (the “Pay-Off Agreement”);

(v) and Buyer shall, subject to the terms of Section 1.6, on the Closing Date:

(A) cause that portion of the CHC Common Stock which the Shareholders, Option Holders, CLA Holders and Strategic Advisors have a right to receive on such date in accordance with the Spreadsheet pursuant to Section 1.6 to be delivered to the Exchange Agent in accordance with the terms of Section 1.6 hereof;

(B) transfer a total aggregate amount of $38,157 (the “Cash Consideration”) to the Paying Agent, for payment to the Shareholders that are listed on the Spreadsheet as recipients of cash consideration in the Spreadsheet;

(C) Pay all Third Party Expenses of SNL, as set forth on Schedule 1.3(a)(iv)(C) hereto, provided that such Third Party Expenses do not exceed $75,000 in the aggregate.

(b) The Buyer shall not be obligated to effect the Closing or to purchase any of the Company Shares pursuant to Section 1.6 hereof unless and until (i) certificates (or Affidavits) representing all of the outstanding Company Shares (except shares owned by Non-Consenting Shareholders, who shall comply with the terms of this Subsection (b)(i) as a condition to receipt of their portion of the Total Consideration set forth on the Spreadsheet following the Closing Date) and share transfer deeds transferring all outstanding Company Shares (except shares owned by Non-Consenting Shareholders, who shall comply with the terms of this Subsection (b)(i) as a condition to receipt of their portion of the Total Consideration set forth on the Spreadsheet following the Closing Date) to the Buyer, (ii) Option Termination Agreements, duly executed by all Option Holders, (iii) the Loan Termination Agreements, duly executed by each CLA Holders, and (iv) Pay-Off Agreements, duly executed by each Consultant, shall have been delivered to Buyer at the Closing pursuant to this Section 1.3.

1.4 Redemption and Cancellation of Warrants and Options; Conversion of Convertible Loans. At the Closing, each option or warrant to acquire Company Shares shall have been redeemed and cancelled, each convertible loan shall have been converted and terminated, in each case, in exchange for the consideration set forth next to each holder of such options or warrants or other convertible security or loan listed in the Spreadsheet.

1.5 Further Assurances. If, at any time before or after the Closing, any of the Parties reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Share Purchase or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company, Buyer, their respective officers and directors and the Shareholders and/or the Representative on their behalf shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Share Purchase and to carry out the purposes and intent of this Agreement.

1.6 Payment of Consideration.

(a) Closing Payments. Subject to compliance with Section 1.3, the Total Consideration shall be paid by CHC at Closing as follows:

(i) CHC shall deliver or cause to be delivered to the Escrow Agent in uncertificated or book-entry form the Escrow Shares, as set forth on the Spreadsheet, which shares shall be held by the Escrow Agent and delivered to the Indemnifying Parties pursuant to the terms of the Escrow Agreement; and

(ii) CHC shall deliver or cause to be delivered to the Exchange Agent or to the 104H Trustee on behalf of Electing Holders that are listed as such on the Spreadsheet in accordance with the Section 104H Ruling or Section 104H Interim Ruling, as applicable, in uncertificated or book-entry form the Closing Shares, as set forth against their names on the Spreadsheet, which shares thereafter shall be delivered to the Shareholders, the Option Holders and CLA Holders, in accordance with this Agreement and the Exchange Agreement, and in accordance with the Spreadsheet.

(b) Exchange Agent. CHC shall enter into a customary exchange agreement with IBI Trust Management (the “Exchange Agent”). In addition to the Total Consideration to be delivered pursuant to Section 1.6(a)(ii), CHC shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Closing Date, cash sufficient to pay the aggregate of any dividends or other distributions, if any, to which the Shareholders, CLA Holders, Option Holders and Strategic Advisors may be entitled pursuant to Section 1.6(d) (such CHC Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the aggregate Total Consideration, CHC shall promptly deposit, or cause to be deposited, additional funds or CHC Common Stock, as applicable, with the Exchange Agent in an amount that is equal to the deficiency.

(c) Paying Agent. CHC shall enter into a customary paying agreement with IBI Trust Management (the “Paying Agent”). CHC shall deposit or cause to be deposited with the Paying Agent, the Cash Consideration.

(d) No dividends or other distributions declared or made after the Closing Date with respect to CHC Common Stock with a record date on or after the Closing Date shall be paid to the holder of any un-surrendered Company Shares with respect to the shares of CHC Common Stock represented thereby until the holder of record of such Company Shares shall comply with the requirements of this Section 1.6. Subject to the effect of applicable Law, following surrender of any such Company Shares, there shall be issued to the record holder of whole shares of CHC Common Stock issued in exchange therefor, without interest: (A) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Closing Date which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of CHC Common Stock; and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CHC Common Stock.

(e) Any portion of the Exchange Fund or Cash Consideration that remains undistributed to the former holders of Company Shares Option Holder or CLA Holder listed on the Spreadsheet for six (6) months after the Closing Date shall be delivered to the Buyer, unless otherwise required by applicable Law, upon demand, and any former holder of Company Shares, Option Holder or CLA Holder listed on the Spreadsheet who has not theretofore complied with this ARTICLE I shall thereafter look only to the Buyer for payment of its claim for the Total Consideration and any dividends or distributions with respect to CHC Common Stock as contemplated by Section 1.6(e).

(f) None of CHC, SNL or the Exchange Agent shall be liable to any Person in respect of any CHC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) In the event any Certificate shall have been lost, stolen destroyed or never issued, upon the making of an affidavit and indemnification, in form and substance reasonably acceptable to CHC, of that fact by the Person claiming such Certificate to be lost, stolen, destroyed or never issued, and, if required by CHC or the Exchange Agent, the posting by such Person of a bond in reasonable amount as CHC or the Exchange Agent may direct, as indemnity against any claim that may be made against it or SNL with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or never issued Certificate the applicable portion of the Total Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 1.6(e) had such lost, stolen or destroyed Certificate been surrendered as provided in this ARTICLE I.

.

1.7 Withholding Tax.

(a) Notwithstanding anything to the contrary in this Agreement, CHC, SNL the 104H Trustee, the Escrow Agent or the Exchange Agent (each, a “Payor”) shall be entitled to deduct and withhold from any amounts payable under, or in connection with, this Agreement to any former holder of SNL Ordinary Shares (each, a “Payee”) pursuant to this Agreement such amounts as may be reasonably required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance or under any provision of state, local or non-U.S. tax Law; provided, however, that with respect to withholding of Israeli Tax, in the event any Payee provides a Payor with a Valid Tax Certificate issued by the Israeli Tax Authority (“ITA”) regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Section 1.7, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement shall be made only in accordance with the provisions of such Valid Tax Certificate. Any amount deducted or withheld pursuant to this Section 1.7 and paid over to the relevant taxing authority shall be treated as having been paid to the Payee in respect of which such deduction or withholding was made. CHC shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law. To the extent a tax is withheld, the Payor shall furnish the respective Payee with a documentation evidencing such Tax withholding. For the avoidance of doubt, the Exchange Agent will be authorized, after giving the applicable Payee a reasonable written notice, to sell on the open market any amount of shares of CHC Common Stock required to cover any amount required to be deducted or withheld under this Section 1.7.

(b) Notwithstanding the provisions of Section 1.7(a) above, with respect to Taxes required to be withheld under Israeli Law, if the Exchange Agent provides CHC prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), then the consideration payable to each Payee shall be retained by the Exchange Agent for the benefit of each such Payee for a period of up to 180 days following the Closing (the “Withholding Drop Date”), during which time no Payor shall make any payments to such Payee or withhold any amounts for Taxes due under Israeli Law from the payments deliverable pursuant to this Agreement, except as provided below and during which time each Payee may obtain a Valid Tax Certificate. If a Payee delivers, no later than five (5) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to Payor, then the deduction and withholding of any Taxes due under Israeli Law shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Payee subject to any non-Israeli withholding which is applicable to the payment (if any). If any Payee (i) does not provide Payor with a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate as reasonably determined by the Exchange Agent in accordance with applicable Law.

(c) As soon as practical following the date hereof, the Company and the Shareholders may prepare and file with the ITA an application for a ruling permitting any Shareholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any consideration under this agreement that such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). CHC shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the 104H Interim Tax Ruling; provided that (i) the final wordings of such rulings shall be reasonably approved in advance by CHC; and (ii) any costs associated with the application for the 104H Interim Ruling or the 104H Tax Ruling up to a total amount of US$ 25,000, shall be paid by the Company. Costs exceeding US$ 25,000 shall be paid by the parties benefiting from such Tax Ruling. The parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Electing Holders shall not make any application to the ITA with respect to any matter relating to 104H Interim Ruling or the 104H Tax Ruling without first consulting with the CHC’s Israeli legal counsel and tax advisors and granting CHC’s legal counsel the opportunity to review and comment on the draft application, and the Company and the Electing Holders shall inform CHC’s counsel of the content of any discussions and meetings relating thereto in advance and allow CHC’s Israeli legal counsel to participate in any such discussions or meetings.

(d) Notwithstanding anything to the contrary in this Agreement, if the 104H Interim Ruling or the Interim 104H Interim Ruling shall be received and delivered to the Payor prior to the applicable withholding date in form and substance reasonably acceptable to Payor, then the provisions of the 104H Interim Ruling or the Interim 104H Interim Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the Ordinance, the provisions of the 104H Tax Ruling or 104H Interim Ruling, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SNL

SNL hereby represents and warrants to CHC, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by SNL to CHC, dated as of the Agreement Date (the “SNL Disclosure Letter”), as set forth in this ARTICLE II. For purposes of this ARTICLE II, except in the case of Sections 2.1, 2.3 and 2.4, all references to SNL or the Company shall be deemed to also be a reference to the subsidiary of SNL set forth on Section 2.1(b) of the SNL Disclosure Letter.

2.1 Organization and Qualification; Subsidiary.

(a) SNL is a corporation duly organized, validly existing and in good standing under the Laws of the State of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. SNL is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“SNL Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. SNL is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) No Subsidiaries. Except as set forth in Section 2.1(b) of the SNL Disclosure Letter (the entity referred to therein, the “Subsidiary”), SNL has no subsidiaries and owns no debt, equity or other similar interest in any other Person. SNL has not agreed, nor is SNL obligated to make, and nor is SNL bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. The Subsidiary is wholly-owned by the Company. Except as set forth in Section 2.1(b) of the SNL Disclosure Letter, SNL does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

(c) Except as set forth in Section 2.1(b) of the SNL Disclosure Letter, the Subsidiary has never had any operations, never carried on any business, never engaged any personnel, never owned any property, never entered into any agreement with any third party and never had any assets or liabilities. The Company has no debt or liability with respect to the Subsidiary. There are no agreements between the Company the Subsidiary.

2.2 Articles of Association. SNL has previously furnished or made available to CHC complete and correct copies of SNL’s organizational documents (e.g., articles of association), as amended to date. Such organizational documents are in full force and effect. SNL is not in violation of any of the provisions of its organizational documents in any material respect.

2.3 Equity Interests of SNL.

(a) The registered (authorized) share capital of SNL is divided into 256,000,000 SNL Ordinary Shares of no par value, of which 195,282,562 SNL Ordinary Shares are issued and outstanding as of the Agreement Date and held by the Persons listed on Section 2.3(a) of the SNL Disclosure Letter (the “SNL Cap Table”). Except as set forth in Section 2.3(a) of the SNL Disclosure Letter, all outstanding SNL Ordinary Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights or any similar right under any provision of the ICL. All SNL Ordinary Shares subject to issuance upon the exercise, vesting or conversion of any option, warrant or convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights or any similar right under any provision of the ICL.

(b) There are no SNL Ordinary Shares or any SNL Derivative Security held in the treasury of SNL.

(c) Except as set forth on Section 2.3(c) of the SNL Disclosure Letter or in the SNL Cap Table, SNL has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity interests in SNL.

(d) All outstanding SNL Ordinary Shares have been duly issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) applicable to the issuance and sale of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts. All issued and outstanding Company Shares have been issued pursuant to valid exemptions from registration under the Israeli Securities Law, 1968, and all other applicable securities laws.

(e) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which SNL is a party or by which it is bound with respect to any equity security of any class of SNL.

(f) All issued and outstanding options to purchase shares of the Company (“Company Options”) have been issued pursuant to the Company Option Plan. The Company never had any option plan other than the Company Option Plan. The Company has reserved an aggregate of 51,752,024 SNL Ordinary Shares for issuance pursuant to the Company Option Plan, of which 43,230,515 SNL Ordinary Shares are subject to outstanding Company Options, 191,189 SNL Ordinary Shares have been issued pursuant to exercise of Company Options, and 8,330,320 shares remain available for future grant pursuant to the Company Option Plan. Section 2.3(f) of the SNL Disclosure Letter sets forth a true and complete list of each Company Option outstanding as of the Agreement Date under the Company Option Plan, including: (1) the name and address of the Option Holder, (2) the number of SNL Ordinary Shares subject to such option, (3) the exercise price of such Company Option, (4) the date of grant of such Company Option, (5) the date of expiration of such Company Option, and (6) the vesting schedule for such option. The treatment of the Company Options as set forth in this Agreement is permitted under the Company Option Plan and under applicable laws, rules and regulations, and the Company obtained all required permits and consents required to treat the Company Options as set forth under this Agreement. The Company delivered to the Buyer true and complete copies of the Company Option Plan and of all Company Options. Upon the Closing, all Company Options will be redeemed and cancelled in exchange for the Consideration set forth next to each such Option Holder listed in the Spreadsheet, and the Company Options shall confer no right to its holder or to any other party.

(g) Section 2.3(f)2.3(g) of the SNL Disclosure Letter sets forth a true and complete list of each loan extended to SNL, which is outstanding as of the Agreement Date (the “Loans”), including: (1) the name and address of the CLA Holder, (2) the outstanding loan amount in US$ under such loan, (3) the name and date of the loan agreement whereby such loan was extended to SNL and all amendments thereto (the “CLAs”), and (4) the maturity date of the Loans. The treatment of the Loans as set forth in this Agreement is permitted under the CLAs and under applicable laws, rules and regulations, and the Company obtained all required permits and consents required to treat the Loans and the CLAs as set forth under this Agreement. Except for the Loans and the Company Options, there are no issued and outstanding SNL Derivative Securities and no other loan was extended to SNL. The Company delivered to the Buyer true and correct complete copies of the CLAs. Upon the Closing, the CLAs and all rights thereunder or in relation thereto will automatically terminate and expire in exchange for the Consideration set forth next to the CLA Holders’ names in the Spreadsheet, and the CLAs shall confer no right to its holder or to any other party.

(h) Spreadsheet. The information set forth on the Spreadsheet attached as Section 2.3(h) to the SNL Disclosure Letter is true, complete and accurate as of the Closing Date and immediately prior to the Closing. Other than the persons listed in the Spreadsheet, no Person is a holder of any SNL Ordinary Shares or any SNL Derivative Securities, no Person extended any loan to SNL and no Person is entitled to any payment in connection with the transactions contemplated by this Agreement.

(i) 2020 Financing and Capital Recapitalization. The reclassification of the Company’s Preferred Shares into Ordinary Shares, the abolition of the par value of the Company’s share capital and the financing round effected by the Company under the Investment and Loan Agreement dated February 12, 2020 (the “2020 Financing and Recapitalization”) were duly and validly authorized by all required corporate action, and all corporate, regulatory and third party consents, waivers, approvals and court orders required for the due authorization and execution of the 2020 Financing and Recapitalization have been duly obtained. The 2020 Financing and Recapitalization have not (a) conflicted with or violated any provision of the Company’s Articles of Association then in effect; (b) conflicted with, resulted in a violation or breach of, constituted a default under any Contract, undertaking, permit or other arrangement or obligation to which Company was then a party or by which Company, its equity securities, shareholders, assets or properties was then bound; (c) violated or breached the terms of, or cause any default under, any Law then applicable to Company or any of its shareholders, properties, assets or equity securities. There is no pending or threatened Legal Action or investigation contesting, investigating or challenging the legality or effectiveness of the 2020 Financing and Recapitalization, nor is there any basis for any such Legal Action. Without derogating from the generality of the foregoing, the Company afforded each shareholder of the Company, immediately prior to the 2020 Financing and Recapitalization, an opportunity to participate in the dilutive 2020 Financing and Recapitalization.

2.4 Authority Relative to this Agreement. SNL has all necessary power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “SNL Transaction Documents”), to adopt the Amended Articles and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the SNL Transaction Documents by SNL, the adoption of the Amended Articles and the consummation by SNL of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of SNL and no other corporate proceedings on the part of SNL are necessary to authorize this Agreement and the SNL Transaction Documents or to consummate the transactions so contemplated. This Agreement and the SNL Transaction Documents have been duly and validly executed and delivered by SNL and constitute the legal and binding obligation of SNL, enforceable against SNL in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the SNL Transaction Documents by SNL and the adoption of the Amended Articles do not, and the performance of this Agreement and the Transaction Documents by SNL will not: (i) conflict with or violate the organizational documents of SNL; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 2.5(b)(i), conflict with or violate any Law applicable to SNL or by which its properties are bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SNL’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of a Lien on any of the properties or assets of SNL or on the Company Shares pursuant to, any Contract to which SNL is a party or by which SNL or any of its properties are bound or affected; or (iv) other than as set forth in Section 2.5(b)(ii) of the SNL Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to SNL Ordinary Shares or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of SNL Ordinary Shares.

(b) The execution and delivery of this Agreement and the SNL Transaction Documents by SNL and the adoption of the Amended Articles does not, and the performance of this Agreement and the SNL Transaction Documents by SNL will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except as set forth on Section 2.5(b) of the SNL Disclosure Letter.

(c) There are not more than 15 Shareholders, Option Holders, CLA Holders or Strategic Advisors that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act.

2.6 Corporate Records.

(a) The Company has made available to Buyer true, correct and complete copies of the organizational documents of the Company and all amendments thereto through the date hereof. Such organizational documents are in full force and effect and the Company is not in violation of any provisions therein.

(b) The minute books and resolutions of the Company made available to Buyer contain true, correct and complete records of all meetings and accurately reflect in all material respects all corporate actions of the shareholders and board of directors (including committees thereof) of the Company as of its incorporation and until the Closing.

(c) The Company has made available to Buyer true, correct and complete copies of its Shareholders Register, certificate books and share transfer deeds. Such documents accurately reflect all transactions in the SNL’s equity securities as of the date of incorporation of SNL until the Closing, and are in full compliance with applicable Law.

2.7 Financial Statements.

(a) SNL is not required to file any reports or documents with the SEC.

(b) The audited consolidated financial statements of SNL as of and for the annual period ending December 31, 2019 (“SNL Annual Financial Statements”) and the unaudited consolidated financial statements of SNL as of and for the annual period ending on December 31, 2020 and for the three-month period ended March 31, 2021, including, in each case, the notes, if any, thereto (collectively, the “SNL Financial Statements”): (i) were prepared in accordance with generally accepted accounting principles in Israel applied on a consistent basis during the periods involved (“GAAP”), except as may be indicated therein in the notes thereto; (ii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to SNL) and the absence of complete footnotes) in all material respects the financial position of SNL as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iii) were compiled from, and are consistent with, the books and records of SNL, which books and records are accurate and complete in all material respects.

(c) SNL is not a party to, nor does SNL have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SNL, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, SNL in SNL’s financial statements.

(d) SNL does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of SNL.

2.8 Compliance; Permits.

(a) SNL is not in conflict with, or in default or violation of: (i) any Law or Order applicable to SNL, or by which any of its respective properties is bound or affected; or (ii) any Contract to which SNL is a party or by which SNL or any of its respective properties is bound or affected. No Governmental Entity has indicated in writing to SNL an intention to conduct an investigation or review against SNL, and, to the Knowledge of SNL, no investigation or review by any Governmental Entity is pending or threatened against SNL.

(b) SNL holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of SNL as currently conducted (collectively, the “SNL Permits”). SNL is in compliance in all material respects with the terms of each of the SNL Permits applicable to it. Section 2.8(b) of the SNL Disclosure Letter contains a true and complete list of all SNL Permits (if any) and the Company has furnished to the Buyer true and complete copies thereof. Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the transactions contemplated by this Agreement.

(c) Except as disclosed in Section 2.8(c) of the SNL Disclosure Letter, and without limiting the generality of Section 2.8(b), the Company business does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli legal requirements, and no Company business requires the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other Applicable Law regulating the development, commercialization or export of technology.

(d) Anti-Corruption Laws; Certain Business Practices. Neither the Company, its directors, officers, agents, or any, shareholder, employee or other Person acting on behalf of the Company, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, Title 5 of the Israeli Penalty Law (Bribery Transactions), or other similar Laws that prohibit bribery, or corruption or any similar Law (“Anti-Corruption Laws”), (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, employees or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, (c) accepted or received any unlawful contributions, payments, gifts or expenditures or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(e) Export Compliance. Neither the Company has had nor currently has any director, officer, agent, employee or other Person acting on behalf of the Company who violated or failed to comply in any material respect with any applicable law related to the export or re-export of goods, services and know-how, including (to the extent applicable) the laws of (a) the Office of Foreign Assets Control in the United States Department of the Treasury, the United States Department of Commerce, (b) any other United States Governmental Authority, including the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Export Administration Regulations, the International Traffic in Arms Regulations, (c) any Israeli Law and regulation hereunder including the Defense Export Control Law – 2007, the Law Governing the Control of Commodities and Services – 1957, the Order Regarding the Engagement in Encryption Items – 1974; the Declaration Governing the Control of Commodities and Services (Engagement in Encryption Items) (Amendment) – 1998; the Import And Export Order (Control Of Dual-Purpose Goods, Services And Technology Exports), 2006, or (d) any other national government that pertain to the Company and the Business.

2.9 Solvency

(a) SNL is Solvent.

(b) There has been no request by any shareholder of the Company, by the Company or, by any other Person, nor has there been issued or commenced against or with respect to the Company, any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding-up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent. The Company has not failed to pay any of its debts when due.

(c) “Solvent” means, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (iii) such Person has adequate capital to carry on its business and is able to pay its debts when due; and (iv) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature and/or has not admitted that it is not able to pay its debts when due. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

2.10 Privacy.

(a) The Company has provided to its customers, employees and contractors, to the extent applicable, sufficient disclosure, required by applicable Law, with respect to the Company’s privacy policies and its privacy practices, including, if applicable, providing any type of notice or obtaining any type of consent required by applicable Privacy Law. Such disclosures have not contained any material omissions of the Company’s privacy policies and its privacy practices.

(b) The Company has (i) complied in all material respects with all applicable Privacy Laws governing the receipt, collection, use, storage, registration of databases, processing, sharing, security disposal, disclosure, or transfer (including cross-border) of Personal Information that is possessed by or otherwise subject to the control of the Company and all of the Company’s policies regarding privacy and data security, including all privacy policies and similar disclosures published on the Company’s website or otherwise communicated to third parties, (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company comply with such applicable Privacy Laws and that the Company will not acquire, fail to secure, share or use such Personal Information in a manner materially inconsistent with (A) such applicable Privacy Laws, (B) any notice to or consent from the provider of Personal Information, (C) any policy adopted by the Company, (D) any contractual commitment made by the Company that is applicable to such Personal Information, (E) any privacy policy or privacy statement from time to time published or otherwise made available by the Company and the Subsidiary to the Persons to whom the Personal Information relates, and (F) the Payment Card Industry Data Security Standard, with respect to any payment card data collected or handled by the Company, if any, or by third parties on the Company’s behalf or having authorized access to the Company’s records.

(c) With respect to all Personal Information collected by the Company, the Company has at all times taken all commercially reasonable steps required and reasonably necessary to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Personal Information. The Company has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access, including by Company employees, and Company contractors and consultants

(d). There has been no unauthorized access to or other misuse of any Personal Information.

(e) The Company has not received any notice of any claims, investigations, or alleged violations of Privacy Laws with respect to Personal Information possessed by or otherwise subject to the control of the Company, and there are no facts or circumstances which could form a basis for any Person to assert a claim of any such violation.

(f) The consummation of the Share Purchase and the Contemplated Transactions will not breach or otherwise cause any violation of any such Privacy Laws, regulations, rules, policies or procedures.

2.11 No Undisclosed Liabilities. Except for matters reflected or reserved against in the SNL Annual Financial Statements etter or with respect to fees and expenses of third parties engaged in connection with the Share Purchase and the transactions contemplated by this Agreement, SNL has not at such date, and has not incurred since such date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $100,000.

2.12 Absence of Certain Changes or Events. Since December 31, 2019, except as described in Section 2.12 of the SNL Disclosure Letter or pursuant to this Agreement, SNL has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to SNL, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a SNL Material Adverse Effect;

(d) entered into any Contract that would constitute a SNL Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any SNL Material Agreement or waived any material right with respect to any of the items disclosed in Section 2.22 of the SNL Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.21 of the SNL Disclosure Letter, other than non-exclusive rights in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid any bonuses to, or materially increased any bonuses, salaries, or other compensation to, any director, officer, or employee except in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section 2.25 of the SNL Disclosure Letter and other than wages and benefits as set forth in the payroll register of SNL provided in Section 2.25 of the SNL Disclosure Letter;

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of SNL provided in Section 2.25 of the SNL Disclosure Letter;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

2.13 Israeli Innovation Authority (formerly, the Office of Chief Scientist); Grants, Incentives and Subsidies.

(a) Section 2.13(a) of the SNL Disclosure Letter provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company (collectively, and including without limitation, the grants from the IIA, “Grants”). The Company has made available to the Buyer, true, correct and complete copies of all documents evidencing Grants submitted by the Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. Section 2.13 of the SNL Disclosure Letter lists: (a) all material undertakings of the Company given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of the Company under each Grant with respect to royalties; (d) the outstanding amounts to be paid to the Company under the Grants, and (e) the composition of such obligations or amount by the product or product family to which it relates. The Company is in compliance with the terms and conditions of all Grants which have been approved and has duly fulfilled all the undertakings required thereby to be fulfilled prior to the date hereof. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

(b) Without limiting the generality of Section 2.13(a), the Company has received certain grants from the IIA pursuant to certain Certificate of Approval (the “Certificate of Approval”); a true and complete copy of the Certificate of Approval was provided to the Buyer. The Company has complied with all procedural, financial and other requirements and terms of the IIA in connection with the grants received by the Company from the IIA, including without limitation the requirements and terms set forth in the Certificates of Approval and by Applicable Law. The amount of grants received by the Company from the IIA pursuant to the Certificate of Approval are set forth in Section 2.13(c) of the SNL Disclosure Letter.

2.14 Absence of Litigation. Except as otherwise provided in Section 2.14 of the SNL Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of SNL, threatened against SNL, or any assets, properties or rights of SNL, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

2.15 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 2.15(a) of the SNL Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, share purchase, deferred compensation, change in control, profits interest, employment, severance, salary continuation, termination, change-of-control, medical, post-retirement health or welfare benefit, medical reimbursement, severance, health, sick leave, life, disability, group insurance, welfare, vacation, holiday, salary continuation, education assistance and other fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, sponsored, contributed to, or required to be contributed to, by:

(A) the Company; or

(B) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with SNL within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (a “SNL ERISA Affiliate”), under which SNL or any SNL ERISA Affiliate has any Liability or other obligation with respect to any current or former employee, director, officer or independent contractor of SNL (the “SNL Plans”).

(ii) SNL has made available to CHC, as applicable:

(A) correct and complete copies of all documents embodying each SNL Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such SNL Plan (or, in the case of any unwritten SNL Plan, a written summary of the material provisions of such plan or agreement);

(B) all IRS determination, opinion, notification and advisory letters;

(C) all material correspondence to or from any Governmental Entity relating to any SNL Plan;

(D) to the extent available, all discrimination tests for each SNL Plan for the most recent three (3) plan years;

(E) the most recent annual actuarial valuations and/or periodic accounting, if any, prepared for each SNL Plan;

(F) all material written agreements and contracts relating to each SNL Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(G) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any SNL Plan or proposed SNL Plan; and

(H) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each SNL Plan.

(b) SNL and each SNL ERISA Affiliate is in compliance in all material respects with the provisions of all statutes, orders, rules and regulations (foreign or domestic) applicable to the SNL Plans. Each SNL Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such SNL Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each SNL Plan) has been brought, or to the Knowledge of SNL is threatened, against or with respect to any such SNL Plan. No member of SNL has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of SNL, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any SNL Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the SNL Plans have or will have been timely made or accrued.

(d) SNL does not have and is not required to have any International Employee Plans.

(e) Except as set forth in this Agreement, neither the execution and delivery of this Agreement or the SNL Transaction Documents nor the consummation of the Contemplated Transactions, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member, director or employee of SNL under any SNL Plan or otherwise; (ii) increase any benefits otherwise payable by SNL to any employee or service provider; (iii) limit the right to merge, amend or terminate any SNL Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(f) No payment or benefit that will or may be made by SNL or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of SNL, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which SNL is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(g) Section 2.15(g)2.16(d) of the SNL Disclosure Letter sets forth the name, title and current annual salary of all employees of SNL.

(h) SNL and each SNL ERISA Affiliate has, for purposes of each SNL Plan, correctly classified all individuals performing services for SNL as common law employees, leased employees, independent contractors or agents, as applicable.

(i) All options which have been granted by the Company pursuant to the capital gains route under Section 102(b)(2) of the Ordinance and all shares issued upon exercise of such options, if any, have been properly granted and issued in compliance in all material respects with the applicable requirements of Section 102 of the Ordinance, and the requirements of any rules of the Israeli Tax Authority or guidance and policies relating to said Section 102, including, without limitation (i) the filing of applicable documents, applications or notices with the Israeli Tax Authority, (ii) the appointment of an authorized trustee to hold the options granted under Section 102 of the Ordinance and the shares issued thereunder pursuant to said Section 102, and (iii) the timely deposit of such options and shares with such trustee.

(j) Except as set forth in Section 2.15(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, contractor or director of the Company, (ii) increase the compensation or benefits payable, including equity benefits, under any SNL Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such SNL Plan or otherwise, (iv) require any contributions or payments to fund any obligations under any SNL Plan or otherwise or (v) create any limitation or restriction on the right of the Company to merge, amend or terminate any SNL Plan.

(k) There are no pending legal proceedings arising from or relating to the SNL Plans, and no facts exist that would reasonably be expected to form the basis for any such legal proceeding. With respect to each SNL Plan, no investigation, audit, action or other legal proceeding by any Governmental Authority is in progress, pending or, to the Knowledge of SNL, threatened.

2.16	Labor Matters.

(a) (i) SNL is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of SNL, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between SNL (on the one hand) and any of the current or former employees or current or former workers of SNL (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of SNL, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) SNL has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of SNL, SNL has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of SNL, or subject to fines, penalties, or assessments associated with such audits or investigations.

(b) No employee of SNL is a United States citizen or a lawful permanent resident of the United States or provides services to the Company or the Subsidiary in or from the United States.

(c) To the Knowledge of SNL, SNL has properly treated all individuals performing rendered services to SNL as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. Within the last seven (7) years there has been no determination by any Governmental Entity that any independent contractor is an employee of SNL.

(d) Section 2.16(d) of the SNL Disclosure Letter sets forth a true, correct and complete list of all current employees of the Company (the “Company Employees”) and includes, each employee’s name, address and title or job description, work location, date of hire or engagement, status, actual scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., exempt or non-exempt), prior notice entitlement, salary and any other compensation and benefits, payable, maintained or contributed to or with respect to which any potential liability is borne by the Company to each of the listed Company Employees and the following entitlements: bonus, deferred compensation, commissions, overtime payment, global overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including further education fund, loss of disability insurance), their respective contribution rates and the salary basis for such contributions, whether such Company Employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (the “Section 14 Arrangement”), last compensation increase to date including the amount thereof, and whether the Company Employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries, the Company Employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. No current Company Employee is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation from the Company that are not listed in Section 2.16(d) of the SNL Disclosure Letter. The Company has not made any promises or commitments to any of its Company Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 2.16(d) of the SNL Disclosure Letter, including not to increase back any reduced salary and benefits or scopes of employment. Other than as listed in Section 2.16(d) of the SNL Disclosure Letter (i) there are no other Company Employees employed by the Company, and (ii) all Company Employees have signed an employment agreement in the forms delivered or made available to Buyer. Details of any Person who has accepted an offer of employment made by the Company but whose employment has not yet started and any Company Employee who was provided with or who received a notice of termination of his or her employment in the last twelve (12) months prior to the Effective Date are contained in Section 2.16(d) of the SNL Disclosure Letter. Other than as listed in Section 2.16(d) of the SNL Disclosure Letter, no Company Employee has been dismissed in the last twelve (12) months prior to the signing date of this Agreement. As of the date of this Agreement, no current director, officer, Company Employee or group of employees, contractor of the Company has provided written notice that he or she intends to terminate his, her or their employment, consulting, or independent contractor relationship.

(e) No Company Employees are represented by any labor organization with respect to their employment with the Company. Subject to the last sentence of this Subsection (e), the Company is not a party and has ever been a party to any labor or collective bargaining agreement, or other Contract or arrangement with a labor union, works council, trade union or other organization or body involving any of its Company Employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and has ever been a member of any employers’ association or organization. The Company has not paid, nor has it been required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. No Extension Orders apply to the Company (other than those Extension Orders which apply to all employees in Israel) and no Company Employee of the Company benefits from any such Extension Orders.

(f) No labor organization or group of Company Employees of the Company has made a pending demand for recognition, and there were no and are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of SNL, threatened to be brought or filed to any applicable authority. There is no organizing activity involving the Company pending or, to the Knowledge of SNL, threatened by any labor organization or group of Company Employees of the Company.

(g) There were no and are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of SNL, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of SNL, threatened by or on behalf of any Company Employee or group of employees of the Company.

(h) There are no complaints, charges or claims against the Company pending or, to the Knowledge of SNL, threatened with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. Since the inception of the Company, the Company is, and has been, in compliance in all material respects with all Laws relating to employees, employment and labor issues, including but not limited to: all such Laws relating to wages, pay slips, hours, overtime and overtime payment, record of hours, working during rest days, social benefits contributions, severance pay, termination of employment, notices to employees, collective bargaining agreements, Extension Orders, discrimination, civil rights, safety and health, immigration, privacy issues, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding and/or social security taxes and any similar tax, and, with respect to the Company, engaging employees through services providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws-2011.

(i) No individual who has performed services for the Company has been illegally excluded from participation in any Company Employee Plan.

(j) Section 2.16(j) of the SNL Disclosure Letter sets forth a true, complete and correct list of all current independent contractors, consultants, manpower employees and service companies (other than service providers providing external legal and financial advice) (collectively, “Contractors”) of the Company and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable. All current Company Contractors can be terminated on notice of thirty (30) calendar days or less to the Contractor. All Company Contractors are and were rightly classified as independent contractors as of the commencement of their engagement with the Company and, there is no basis for any Person to assert a claim against the Company based on misclassification as Company Employees of the Company, for any purpose whatsoever. The engagement with all current Company Contractors is in accordance with applicable Law. According to the Company Contractors agreements with the Company, no Contractor is entitled to any rights under applicable labor Laws. All Company Contractors have received all their rights to which they are and were entitled according to any applicable Law or Contract with the Company. The Company does not engage any personnel through manpower agencies. Any Contractor engaging third parties in providing its services to the Company (the “Contractor’s employees”) has met all its obligations under any applicable Law or Contract towards the Contractor’s employees.

(k) All current Company Employees and current Contractors of the Company whose employment or engagement by the Company require a work permit, visa or other approval (the “Labor Permit”) have held and continue to hold a valid Labor Permit throughout their entire period of employment or engagement with the Company (as applicable). A true, complete and correct list of such Persons together with the expiration dates of their respective Permits is detailed in Section 2.16(k) of the SNL Disclosure Letter.

(l) the Company has no unsatisfied obligations of any nature to any of their former employees of the Company or former contractors of the Company, and their termination was in compliance with all material applicable Laws and contracts.

(m) Section 2.16(m) of the SNL Disclosure Letter sets forth a list of all Company Employees who have not executed the Company’s standard employment agreement containing confidentiality, non-solicit and non-compete covenants. No Company Employee, or Company Contractor is or was engaged by the Company without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non-compete.

(n) The Company has no employee manuals, handbooks or any Company’ policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company Employees and Contractors of the Company which was not provided to the Buyer. The Company has no substantial unwritten policies, practices or customs which was not provided to the Buyer.

(o) To the Knowledge of SNL, no current Company Employee or current Company Contractor is in violation of any term of any employment Contract, consultancy Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee or contractor to be engaged by the Company because of the nature of the business of the Company or to the use of trade secrets or proprietary information of others. To SNL Knowledge, no offer was received by any current Company Employee or current Company Contractor, to join a business that may be competitive with the business of the Company.

(p) The Company does not have any employment contract with any officer or employee or any other consultant or Person which is not terminable by it at will without liability, upon thirty (30) days prior notice. The Company has no deferred compensation covering any of its officers or employees. The Company has complied in all material respects with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees or Persons deemed to be employees under applicable laws respecting such withholding. The Company has paid in full to all of its employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof. Without derogating from any of the above representations, the Company’s liability towards its Company Employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans are fully funded or if not required by any source to be funded are accrued on the SNL Financial Statements as of the date of such SNL Financial Statements. With respect to Company Employees that are subject to the Section 14 Arrangement, such Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding such Company Employees based on their full salaries and from their commencement date of employment. All amounts that the Company is legally or contractually required to either (A) deduct from its Company Employees’ salaries and any other compensation or benefit or to transfer to such Employees’ Company Employee Plans or (B) withhold from Company Employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the Ordinary Course of Business and consistent with past practice).

(q) Except as set forth in Section 2.16(q) to SNL Disclosure Letter, to the Knowledge of SNL, no current Company Employee or current Contractor of the Company is providing services to any third party outside of his engagement with the Company.

2.17 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon SNL or to which SNL is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of SNL, any acquisition of property by SNL or the conduct of business by SNL as currently conducted.

2.18 Title to Property.

(a) SNL owns no real property. Section 2.18 of the SNL Disclosure Letter identifies by street address all real property leased or subleased by SNL (the “SNL Leased Real Estate”). All SNL Leased Real Estate is leased or licensed to SNL pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to CHC (collectively the “SNL Leases”). SNL has a valid leasehold interest in SNL Leased Real Estate, free and clear of all Liens. SNL has not subleased any SNL Leased Real Estate. SNL Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 2.18 of the SNL Disclosure Letter. SNL Leases are in full force and effect. To the Knowledge of SNL, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or SNL under the SNL Leases. SNL has performed in all material respects all of the obligations on its part to be performed under the SNL Leases. No written consent of any landlord or sublandlord or any licensor under SNL Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the SNL Transaction Documents except as otherwise provided in Section 2.18 of the SNL Disclosure Letter.

(b) SNL has not received written notice that the use or occupancy of SNL Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending or, to the Knowledge of SNL, threatened, condemnation proceedings with respect to any material portion of SNL Leased Real Estate.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens.

2.19 Taxes.

(a) Definition of Taxes. For all purposes of and under this Agreement, “Tax” or “Taxes” refers to (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts; (B) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, government pension plan contributions, employment insurance premiums, workman’s compensation, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’) and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest, linkages differences (‘hefreshei hatzmada’) or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax, (C) any liability for the payment of any amounts of the type described in clause (B) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (D) any liability for the payment of any amounts of the type described in clause (B) or (C) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

(b) Tax Returns and Audits. Except as may be disclosed by SNL in Section 2.19 of the SNL Disclosure Letter:

(i) SNL has timely filed (taking into account valid extensions set forth on Section 2.19 of the SNL Disclosure Letter) all material federal, state, local and foreign returns, declarations, estimates, information statements and reports (including any schedule or attachment thereto) relating to Taxes (“Tax Returns”) required to be filed by SNL, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii) SNL has delivered or made available to CHC correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by SNL, and other material correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2016. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established) upon any assets of SNL or its share capital. All Taxes not yet due and payable have been properly accrued on the books of SNL, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to CHC are adequate in all material respects.

(iii) There is no Tax deficiency outstanding, proposed in writing or assessed against SNL by a Taxing authority, nor has SNL executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by SNL with respect to any Taxes is currently in force.

(iv) No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of SNL.

(v) SNL has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. SNL has not been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) SNL has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident members and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii) SNL has not entered into any closing agreement which affects any Taxes of SNL for any taxable year ending after the Closing Date. SNL is not a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) SNL has not agreed to, and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date (other than changes required by the Share Purchase). No Taxing authority has proposed to SNL any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. SNL does not have any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix) No written claim has been made by a Taxing authority that SNL has not properly paid Taxes or filed Tax Returns in a jurisdiction in which SNL does not file a Tax Return.

(x) Section 2.19(b)(x) of the SNL Disclosure Letter sets forth all Tax exemptions, Tax holidays or other Tax reduction or incentives agreements or arrangements applicable to the Company (the “Tax Holidays”). The Company has made available to Buyer all documentation relating to such Tax Holidays. The Company is in compliance with the requirements for any of such Tax Holidays and the consummation of the actions contemplated in this Agreement will not have any adverse effect on: (i) the validity and effectiveness of any Tax Holidays; and (ii) the continued qualification for any grants or the terms or duration thereof or require any recapture of any previously claimed incentive under such grants.

(xi) The Company has never made any election to be treated as “Benefited Enterprise” (Mifaal Mutav) nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) under the Law for Encouragement of Capital Investments, 1959.

(xii) The Company has never received any tax benefit or subsidy from any Governmental Authority.

(xiii) The prices and terms for the provision of any loan, property or services by or to the Company are at arm’s length for purposes of the relevant transfer pricing Laws and all related documentation required by such Laws has been timely prepared or obtained and retained.

(xiv) The Company complies, and has always been compliant with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder.

(xv) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(xvi) The Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning and Reportable Tax Position), 5767-2006 promulgated thereunder.

(xvii) The Company is not and has never been a real estate corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(xviii) The Company is not or has not been subject to, or required to be registered for, Tax in any country other than its country of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country.

(xix) The Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any applicable law; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(xx) There is no taxable income of the Company realized prior to (and reflects economic income arising prior to) the Closing Date that will be required under applicable Law to be reported by Buyer or the Company or any of their affiliates for a taxable period beginning after the Closing Date.

(c) Continuity of Interest. To the Knowledge of SNL, prior to the Share Purchase, SNL’s shareholders did not dispose of any SNL share capital or any interests therein to SNL or to any Person related to SNL or receive any distribution from SNL in a manner that would cause the Share to violate the continuity of member interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

2.20 Environmental Matters.

(a) To the Knowledge of SNL, SNL is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) SNL is not required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of SNL, there is no Environmental Claim pending or overtly threatened against SNL nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

2.21 Intellectual Property.

(a) Section 2.21(a)(i) of the SNL Disclosure Letter contains an accurate and complete list of all SNL Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (ii) the registration or application numbers thereof; and (iii) the date the Registered Intellectual Property Right was granted or such application was filed. Section 2.21(a)(ii) contains an accurate and complete list of all SNL Licensed Intellectual Property Rights, specifying as to each such Licensed Intellectual Property Right, as applicable: (i) the name and address of the licensor; and (ii) a brief description of the technology licensed. Section 2.21(a)(iii) of the SNL Disclosure Letter contains an accurate and complete list of all SNL Intellectual Property Rights that are material to the business of SNL, both owned and licensed. Section 2.21(a)(iv) of the SNL Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of SNL, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that SNL receives as “free software,” “open source software” or under a similar licensing or distribution model. Section 2.21(a)(v) of the SNL Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties, under which SNL is obligated to provide maintenance or support (collectively, “SNL Products”). Section 2.21 of the SNL Disclosure Letter sets forth a true, correct and complete list of all (i) Software owned by or developed by or for the Company (“Company Software”), (ii) Software not owned by the Company that is incorporated or embedded in or bundled with any Company Software and (iii) Software, firmware or other technology components not owned by the Company that are incorporated in, provided with or used by the Company in connection with the development, use, exploitation, support or maintenance of any Company Software or SNL Products or otherwise used by the Company in the conduct or operation of the Business.

(b) Section 2.21(b) of the SNL Disclosure Letter lists any License Agreements and Contracts under which SNL has granted any third-party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any SNL Intellectual Property Right. Section 2.21(b) of the SNL Disclosure Letter lists any License Agreements and Contracts under which (x) SNL has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from SNL or from escrow.

(c) SNL is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of SNL to use or enforce any SNL Intellectual Property Rights.

(d) SNL owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all SNL Intellectual Property Rights. SNL is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each SNL Registered Intellectual Property Right.

(e) SNL’s Licensed Intellectual Property Rights and SNL Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of SNL as currently conducted. To SNL’s Knowledge, the conduct of the business of SNL as such business is currently conducted, including the design, development, marketing and sale of SNL Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) SNL has not received any written, or, to the Knowledge of SNL, oral, communications from any third party that claim that the operation of the business of SNL, or any act of SNL, or any SNL Product or service, or the use of any SNL Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. SNL has not received any written communication from a third party pursuant to which the third party offered SNL a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) SNL has not received written notice of, and there is no pending or, to the Knowledge of SNL, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any SNL Intellectual Property Rights. There is no pending or, to the Knowledge of SNL, threatened, Legal Action relating to the business of SNL before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of SNL’s Licensed Intellectual Property Rights or the rights of SNL to use or exploit any of SNL’s Licensed Intellectual Property Rights.

(h) Except as set forth in Section 2.21(h) to SNL Disclosure Letter, to the Knowledge of SNL, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any SNL Intellectual Property Rights. SNL has not brought any Legal Action against any third-party alleging infringement, misappropriation or violation of SNL Intellectual Property Rights that remain unresolved. SNL has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of SNL Intellectual Property Rights.

(i) SNL Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable. Neither SNL nor, to the Knowledge of SNL, any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Closing Date, materially prejudice the validity or enforceability of any SNL Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any SNL Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such SNL Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such SNL Registered Intellectual Property Rights. All patents and patent applications used by the Company or relating to Intellectual Property Rights of the Company have been duly assigned to the Company and are exclusively owned by the Company.

(j) SNL took all reasonable actions required to protect its trade secrets and preserve their status as intellectual property under applicable Law. SNL’s practice is to require all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with SNL.

(k) Following the Closing, the Company will be permitted to exercise all of the rights of SNL under such License Agreements or Contracts to the same extent SNL would have been able to had the Contemplated Transactions not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which SNL would otherwise be required to pay. The consummation of the Share Purchase and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of SNL’s License Agreements or any Contract with any customer of SNL, or give any Person (other than SNL) or a party to any of SNL’s License Agreements or any Contract with any customer of SNL the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from SNL or from escrow, source code for Computer Software or other proprietary materials of SNL; (iii) result in the loss or impairment of SNL’s ownership of or right to use SNL Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Company or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Company or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l) With respect to sensitive personally identifiable information, SNL has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that information.

(m) The Company has required each current and former employee, contractor and consultant of the Company who has contributed to the creation or development of any SNL Products or services (including products and services which are currently under development by the Company), the Company’s Intellectual Property or technology for or on behalf of the Company to sign a valid and enforceable agreement that includes (i) confidentiality obligations in favor of the Company, (ii) an assignment to the Company of all right, title and interest in and to all Company’s Intellectual Property or technology created or developed by such Person in the scope of such Person’s employment by or engagement with the Company (including the rights to transfer, license, amend and modify such Intellectual Property or Technology) and (iii) a waiver of any and all moral rights (to the extent possible under applicable Law) such Person may possess in such Intellectual Property or Technology, and, with respect to the Company, an express waiver of any rights to receive compensation in connection with “Service Inventions” under section 134 of the Israeli Patent Law 1967 (collectively, the “Invention Assignment Agreements”). The Company has made available to Buyer true, correct and complete copies of all Invention Assignment Agreements.

(n) No government funding or facilities of a university, college, other educational institution or research center of the Israeli Defense Forces, was used in the development of the Company’s products or Intellectual Property owned or used by the Company. No current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for the government, for a university, college or other educational institution or for a research center of the IDF during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(o) Except as set forth in Section (o), none of the Company’s Intellectual Property was developed by or for or on behalf of, or using grants or any other subsidies of, any university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) and no government funding, facilities, faculty or students of a university, college, other educational Institution or research center or funding from third parties was used in the development of the Company’s Intellectual Property. No current or former employee, agent, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any of the Company’s Intellectual Property, has performed services for a government, university, college, or other educational Institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. No current or former employee, contractor or consultant of the Company who was or is involved in, or who contributed or contributes to, the creation or development of any Intellectual Property, technology or Product of the Company has performed services for any Institution or served as a soldier or an officer in the Israeli Defense Forces during a period of time during which such employee, contractor or consultant was also performing services for the Company and for a year before such period.

(p) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Company without restriction and without payment of any kind to any third party.

(q) All use and distribution of Company Software, SNL Products and Open Source Materials by or through the Company is in material compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Section 2.21(q) of the SNL Disclosure Letter sets forth a true, correct and complete list of all Open Source Materials used, incorporated, or embedded in or distributed with, any Company Software or SNL Products or otherwise used by the Company, including in development or testing of any Company Software or SNL Products, and (i) identifies the Open Source License applicable thereto, (ii) identifies, where available, a URL at which such Open Source Materials are available and at which such Open Source License is identified, (iii) describes the manner in which such Open Source Materials were or are used, (iv) states whether (and, if so, how) such Open Source Materials were modified by or for the Company, (v) states whether such Open Source Materials were distributed by or for the Company, (vi) states whether such Open Source Materials were used, offered or made available on a hosted or similar basis by or for the Company and (vii) describes how such Open Source Materials are integrated with or interact with the Company Software or SNL Products or any portion thereof. The Company has not (A) incorporated or embedded any Open Source Materials into, or combined or linked any Open Source Materials with, any Company Software or SNL Products or (B) distributed any Open Source Materials in conjunction with or for use with any Company Software or SNL Products, except as described in Section 2.21(q) of the SNL Disclosure Letter. The Company has not incorporated any Copyleft Materials into any Company Software or SNL Products or used any Copyleft Materials, in each case, in a manner that requires the Company Software or SNL Products, any portion thereof, or any Company Intellectual Property and Company Technology, to be subject to Copyleft Licenses or requires the Company, Buyer or any of Buyer’s Affiliates to grant any Patent license or other Patent rights.

(r) Except as set forth in Section 2.21(q) of the SNL Disclosure Letter, neither the Company nor any of its employees in the context of their employment (i) is a contributor, committer or submitter with respect to any open source projects or (ii) has licensed or made available any Company Software under any Open Source License. Section 2.21(q) of the SNL Disclosure Letter sets forth a true, correct and complete list of each open source project to which the Company or any of its employees in the context of their employment has made contributions, commitments or submissions and, for each project (A) the name of the employee that made such contribution, commitment or submission in connection with such project, (B) the Open Source License pursuant to which such contribution, commitment or submission was made and (C) whether a corporate contribution license agreement was executed on behalf of the Company in connection with such project.

(s) The Intellectual Property and Technology owned by or validly licensed (pursuant to an enforceable written inbound Intellectual Property Contract) to the Company constitutes all Intellectual Property and Technology necessary and sufficient for the Company to conduct its Business. None of the transactions contemplated by this Agreement will alter, impair or otherwise adversely affect any rights of the Company in any Company Intellectual Property or Company Technology.

(t) Section 2.21(t) of the SNL Disclosure Letter sets forth a true, correct and complete list of all Company Contracts pursuant to which any Person (i) has been provided any Company Software or any Software or firmware that is included, embedded or distributed in or with any Company Products, in each case, in source code form through or from the Company, any escrow agent or any other Person or (ii) has obtained or may obtain rights to receive any Company Software or any Software or firmware in any Company Products, in each case, in source code form through or from the Company, any escrow agent or any other Person. Except as set forth in Section 2.21(t) of the SNL Disclosure Letter, the Company has not disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software or relating to any Company Intellectual Property or Company Technology, and no Person (other than any contractor or consultant that has executed an Invention Assignment Agreement) has any right, contingent or otherwise, to obtain access to or use any such source code. no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company that has executed an Invention Assignment Agreement.

2.22 Material Agreements. Section 2.22 of the SNL Disclosure Letter sets forth a list of all SNL Material Agreements. All of the SNL Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of SNL and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by SNL under any of the SNL Material Agreements or, to the Knowledge of SNL, events which with notice or the passage of time would constitute a material breach or default by SNL, and, to the Knowledge of SNL, there is no material breach or default from any other party under any of the SNL Material Agreements. SNL has made available to CHC true and complete copies of all SNL Material Agreements, including all amendments thereto. All consents and approvals required under the SNL Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the SNL Material Agreements have been obtained and are in full force and effect as of the Agreement Date.

2.23 Customers and Suppliers. SNL has delivered or made available to CHC a list identifying each customer of SNL from which, for the twelve (12) month period ended December 31, 2020, SNL received revenue in excess of $100,000 for such period (collectively, “SNL Major Customers”). Section 2.23 of the SNL Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to SNL for the twelve (12) month period ended December 31, 2020. Within the preceding twelve (12) months, SNL has not received written or, to the Knowledge of SNL, oral, notice that any SNL Major Customer or supplier listed in Section 2.23 of the SNL Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with SNL; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with SNL; or (iii) intends to refuse to pay any amount due to SNL or seek to exercise any remedy against SNL. SNL has not, within the past twelve (12) months, been engaged in any material dispute with any SNL Major Customer or supplier listed in Section 2.23 of the SNL Disclosure Letter. SNL is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

2.24 Agreements with Regulatory Agencies. SNL is not (a) subject to any cease-and-desist or other Order issued by, (b) a party to any Contract, consent agreement or memorandum of understanding with, (c) a party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, (e) a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.24, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Share Purchase and the consummation of the Contemplated Transactions, to impair in any material respect the Company’s ability to conduct its business SNL after the Closing Date, as presently conducted. SNL has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement.

2.25 Related Party Transactions. Other than in respect of Contracts, interests related to employment or consulting or contracting in the Ordinary Course of Business, with respect to options or warrants issued as shown on the SNL Cap Table, or as disclosed in Section 2.25 of the SNL Disclosure Letter, no Related Party is a party to any Contract with or binding upon SNL or any of its assets, rights or properties or has any interest in any property owned by SNL or has engaged in any transaction with any of the foregoing.

2.26 Accounts Receivable. The accounts receivable of SNL represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by SNL in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any material defenses, set-offs or counterclaims. SNL has performed all obligations with respect to such accounts receivable which it was obligated to perform. SNL will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

2.27 Deferred Revenue. The deferred revenue balance of SNL represents or will represent valid, bona fide obligations of SNL to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to SNL under such Contracts (including amounts that will have been paid as of the Closing Date) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. The obligations of SNL under the Contracts underlying the deferred revenue amounts of SNL were incurred in the Ordinary Course of Business consistent with past practices.

2.28 Bank Accounts. Set forth in Section 2.28 of the SNL Disclosure Letter is a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company.

2.29 Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by SNL are listed in Section 2.29 of the SNL Disclosure Letter (the “SNL Insurance Policies”) and true and complete copies of the SNL Insurance Policies have been made available to CHC. SNL has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any SNL Insurance Policy with respect to such SNL Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of SNL pending under any SNL Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.30 Board Approval. The Board of Directors of SNL has unanimously: (i) approved this Agreement and the Contemplated Transactions; (ii) determined that the Share Purchase is fair to and in the best interests of the shareholders of SNL; and (iii) recommended that the Shareholders approve and adopt this Agreement and approve the Share Purchase.

2.31 Shareholders Approval. The Shareholders of the Company have (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the Share Purchase is fair to and in the best interests of the Shareholders.

2.32 Strategic Advisors. Except as set forth in Section Error! Reference source not found. of the SNL Disclosure Letter, SNL has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each of (i) the Executing Shareholders as of the date hereof and as of the Closing Date, (ii) the Consenting Shareholder as of the date of executing a Joinder and as of the Closing Date, and (iii) any other Shareholder, as a condition to receipt of its portion of the Total Consideration, in each case, severally (and not jointly) represents and warrants to Buyer as follows:

3.1 Title; Absence of Certain Contracts. Such Shareholder is the lawful, record and beneficial owner of, and has good and marketable title to the Company Shares set forth opposite the name of such Shareholder on the SNL Cap Table, with the full power and authority to vote such Company Shares, and transfer and otherwise dispose of such Company Shares, and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances, and there are no Contracts or understandings between such Shareholder and any other Shareholder or any other Person with respect to the voting, sale or other disposition of Company Shares, or any other matter relating to Company Shares.

3.2 Power and Authority. Such Shareholder has full power and authority to enter into this Agreement and, if applicable, each Transaction Document being executed and delivered by such Shareholder simultaneously herewith and this Agreement and each Transaction Document to which such Shareholder is a party; and this Agreement and each Transaction Document to which such Shareholder is a party has been duly executed and delivered by or on behalf of such Shareholder, and is the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Neither the execution, delivery and performance of this Agreement and each Transaction Document to which such Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby by such Shareholder nor compliance by such Shareholder with any of the provisions hereof or thereof will (i) conflict with, (ii) result in any violations of, (iii) cause a default under (with or without due notice, lapse of time or both), (iv) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (v) result in the creation of any Encumbrance upon or against any assets, rights or property of the Company (or against any Company Shares) under any term, condition or provision of (A) any agreement or instrument to which such Shareholder is a party, or by which such Shareholder or any of his or its properties, assets or rights may be bound or (B) any Applicable Law, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to such Shareholder or any of such Shareholder’s properties, assets or rights, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document to which such Shareholder is a party. Except as set forth on Section 3.2 of the SNL Disclosure Letter (which, if so disclosed shall have been effectively made or obtained (as the case may be) on or prior to the Closing, unless otherwise waived by Buyer) no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such Shareholder of this Agreement, each Transaction Document to which such Shareholder is a party or the consummation by such Shareholder of the transactions contemplated hereby or thereby. Such Shareholder hereby waives his, her or its rights to all advance notices required to be given to such holder in connection with this Agreement and the transactions contemplated hereby under the Articles of Association, any applicable Contract, Applicable Law or otherwise. Such Shareholder hereby waives any right of first refusal, right of first offer, tag-along or similar right with respect to the transfer of shares by any other Shareholder under the Articles of Association or otherwise.

3.3 Strategic Advisors. Such Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

3.4 Payment for Company Shares. Except as set forth in ARTICLE I of this Agreement, at and following the Closing such Shareholder is not entitled to any payment from Buyer or the Company in respect of any Company Shares issued or issuable to such Shareholder. Such Shareholder represents and warrants that the information set forth on the Spreadsheet, as it relates to such Shareholder, is true and correct in all respects.

3.5 Legal Proceedings. There is no action, suit, arbitration, mediation, proceeding or claim pending, or to the knowledge of such Shareholder, threatened, and to the Knowledge of the Shareholder there is no investigation pending or threatened, against such Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of such Shareholder, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against such Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement. To the knowledge of such Shareholder, there is no basis for any Person to assert a claim against such Shareholder based upon such Shareholder entering into this Agreement or any related agreement or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any related agreement.

3.6 Company Proprietary Rights. Such Shareholder has no right or interest (including, without limitation, any ownership right) in or to any Company Intellectual Property.

3.7 Tax Withholding Information. All information provided to Buyer by or on behalf of such Shareholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Shareholder pursuant to this Agreement under Applicable Law is and will be accurate and complete.

3.8 Disclosure. Such Shareholder acknowledges that, except for the representations and warranties of Buyer set forth in this Agreement, such Shareholder is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHC

As used in this ARTICLE IV, unless the context indicates otherwise, the term “CHC Group” (as defined in Section 4.1(a)) means each entity comprising the CHC Group. CHC hereby represents and warrants to SNL and to the Shareholders, subject to such exceptions as are specifically disclosed in CHC’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission on March 28, 2021 and all other reports filed by CHC under the U.S. Securities Exchange Act of 1934, as amended, subsequent to that date (the “CHC Reports”), which is incorporated herein by reference, as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) Each of CHC and its wholly owned subsidiaries disclosed in the CHC Reports (together, the “CHC Subsidiaries” and, together with CHC, the “CHC Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The CHC Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“CHC Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such CHC Approvals would not, individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect. Each member of the CHC Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect.

(b) No Subsidiaries. CHC has no subsidiaries, except for the disclosed CHC Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the CHC Subsidiaries. None of the CHC Subsidiaries own any debt, equity or other similar interest in any other Person, except for one or more CHC Subsidiaries. No member of the CHC Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person except pursuant to the terms of this Agreement. No member of the CHC Group directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person other than one or more CHC Subsidiaries.

4.2 Capital Stock of CHC.

(a) The authorized and issued capital stock of CHC consists of the following:

(i) Preferred stock, $0.0001 par value: 100,000,000 authorized shares of which no shares are designated, issued or outstanding.

(ii) CHC Common Stock, $0.0001 par value: 300,000,000 authorized shares of which 71,170,690 shares are issued and outstanding as of the date hereof.

(b) Except as disclosed in the CHC Reports, CHC has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity securities of CHC.

(c) All outstanding shares of CHC Common Stock have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) relating to the issuance of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(d) There is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which CHC is a party or by which it is bound with respect to any equity security of any class of CHC.

4.3 Authority Relative to this Agreement. CHC has all necessary corporate or organizational power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “CHC Transaction Documents”) and to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the CHC Transaction Documents by CHC, and the consummation by CHC of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate or organizational action on the part of CHC, and no other corporate or organizational proceedings on the part of CHC are necessary to authorize this Agreement and the CHC Transaction Documents or to consummate the transactions so contemplated. This Agreement and the CHC Transaction Documents have been duly and validly executed and delivered by CHC and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of CHC, enforceable against CHC in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.4 Valid Issuance of Shares. The CHC Common Stock, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations and warranties of SNL herein, the CHC Common Stock will be issued in compliance with a valid private placement exemption under all applicable U.S. federal and state securities laws.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the CHC Transaction Documents by CHC do not, and the performance of this Agreement and the Transaction Documents by CHC will not: (i) conflict with or violate the organizational documents of CHC ; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.5(b), conflict with or violate any Law applicable to the CHC Group or by which its properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the CHC Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the CHC Group pursuant to, any material Contract to which any member of the CHC Group is a party or by which any member of the CHC Group or any of its respective properties are bound or affected; or (iv) cause the acceleration of any vesting of any awards for or rights to CHC Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of CHC Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(b) The execution and delivery of this Agreement and the CHC Transaction Documents by CHC do not, and the performance of this Agreement and the CHC Transaction Documents by CHC will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the NASDAQ stock exchange (“CHC Regulatory Approvals”); and (ii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a CHC Material Adverse Effect. CHC shall obtain all of CHC Regulatory Approvals until Closing.

4.6 Reports and Financial Statements.

(a) CHC has filed all forms, reports and documents required to be filed with the SEC since January 1, 2018 (all such required forms, reports and documents are referred to herein as the “CHC SEC Documents”), all of which are available to SNL through the SEC’s EDGAR database. As of their respective dates, the CHC SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CHC SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CHC SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited consolidated financial statements of CHC as of and for the year ended December 31, 2020, and the unaudited financial statements of CHC as of and for the three-month period ended March 31, 2021, including the notes thereto (the “CHC Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present in all material respects the financial position of CHC as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of CHC, which books and records are accurate and complete in all material respects.

(c) No member of the CHC Group is a party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the CHC Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the CHC Group in CHC’s financial statements.

(d) No member of the CHC Group has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the CHC Group.

(e) On the date hereof, shareholders of CHC are eligible to effect the sales of CHC Common Stock in compliance with Rule 144 under the Act assuming that such shareholders have complied with the provisions in such rule.

4.7 Board Approval. The CHC Board has unanimously approved this Agreement and the Contemplated Transactions.

4.8 Shareholder and Member Votes. No vote of the holders of the outstanding shares of any class or series of CHC’s capital stock is required by CHC’s Articles of Incorporation or Bylaws for CHC to execute and deliver this Agreement and approve the Share Purchase and the Contemplated Transactions.

4.9 Strategic Advisors. The CHC Group has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.10 Experience. CHC is able to fend for itself, can bear the economic risk of the Share Purchase and has such knowledge and experience in financial or business matters, that it is capable of evaluating the merits and risks of an investment in companies in the development stage. CHC has been provided an opportunity to review and inspect all of the data and information provided to it by SNL in connection with the contemplated transaction.

4.11 Information. CHC represents that it (i) has been given an opportunity to perform its own independent review of the data and documents provided by SNL in connection with SNL and this Agreement; and (ii) been given the opportunity to ask questions of and receive answers from SNL and/or the Shareholders regarding the Company and the Company’s current and proposed business, operations, properties, prospects, legal and financial condition.

4.12 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of CHC, threatened against CHC officers, directors, employees, agents, representatives or stockholders thereof in their capacity as such or any of the CHC's properties or businesses, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that questions the validity of this Agreement, the right of the CHC to enter into any such agreement, or the consummation of any action taken or to be taken in connection herewith or therewith.

ARTICLE V
RELEASE AND WAIVER

5.1 Shareholder Release. Effective for all purposes as of the date hereof, each Shareholder on behalf of himself, herself or itself and each of his, her or its agents, trustees, beneficiaries, directors, officers, affiliates, estate, successors and assigns (each, a “Releasing Party”) hereby unconditionally and irrevocably releases and forever discharges the Company and the Buyer and its respective affiliates, directors, officers, employees, representatives, agents, members, shareholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations, debts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Shareholder ever had, now has or ever may have or claim to have against or with respect to the Released Parties for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever, in each case arising at any time at or prior to, the Closing (collectively, “Claims”); provided, however, that this release does not extend to Claims: (i) relating to Buyer’s failure to pay the applicable portion of the Total Consideration pursuant to and subject to the provisions of this Agreement, (ii) relating to Buyer’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement in accordance with its terms; or (iii) relating to any breach by Buyer of the representation given by it under this Agreement.

5.2 Shareholder Contributions. Each Shareholder hereby confirms, acknowledges, represents and warrants for himself or herself that he, she or it: (A) (i) is the holder of the number of Company Shares set forth opposite his or her name on the Spreadsheet; (ii) other than the number Company Shares set forth opposite his or her or its name on the Spreadsheet, is not entitled to any additional Company Shares or any other form of Derivative Securities, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company; (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Ordinary Shares which are outstanding as of the date hereof or any Ordinary Shares he or she may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, or otherwise); (B) (i) examined the Spreadsheet and is entitled only to the portion of the Total Consideration as set forth therein (subject to any changes contemplated in this Agreement); and (ii) waives any right to receive consideration other than as set forth on the Spreadsheet (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement, any preferential amount, any amount resulting from the conversion of shares any other rights of any nature under the Company’s Articles of Association, or any shareholders agreement, which the Shareholders and/or his or her successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Shareholders in the Spreadsheet); (C) hereby terminates and waives any rights, powers and privileges such Shareholder has or may have pursuant to any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Shareholders with respect to the Company (“Shareholders Agreements”) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement, convertible loan agreement or any other Contract to which such Shareholder is a party and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force agrees not to sell, transfer, assign or convert any of its Company Shares, or subject such Company Shares to any Liens; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

5.3 Indemnification for Released Claims. Each Shareholder, on behalf of each of its Releasing Parties, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Claims released under this ARTICLE V, and that each Releasing Party shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Releasing Party’s assigns or prosecuted on behalf of such Releasing Party and relating to any Claims released under this ARTICLE V.

5.4 Unenforceability. Anything to the contrary notwithstanding, should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.

5.5 No Further Rights. Each Shareholder hereby acknowledges that upon the Closing and subject to the payment of the portion of the Total Consideration set forth against the name of such Shareholder on the Spreadsheet, the Shareholders shall cease to have any rights with respect to the Company and/or the Company Shares.

ARTICLE VI
PRE-CLOSING COVENANTS

6.1 Covenants of SNL. At all times from and after the date hereof until the Closing Date, SNL covenants and agrees as to itself and the Subsidiary, that (except as necessary to effectuate the Share Purchase and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that CHC shall otherwise previously consent in writing):

(a) Ordinary Course. Each of SNL and the Subsidiary, shall conduct its respective businesses only in, and none of SNL and the Subsidiary, shall take any action except in, the ordinary course consistent with past practice.

(b) Negative Covenants. Without limiting the generality of Section 6.1(a): (i) each of SNL and the Subsidiary shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their respective officers and employees, to maintain their respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their respective tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their respective relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities; and (ii) except as necessary to effectuate the Share Purchase or as contemplated by this Agreement, neither SNL nor the Subsidiary shall, except as otherwise expressly provided for in this Agreement:

(i) amend or propose to amend its organizational documents, other than as contemplated in connection with this Agreement;

(ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its share capital, (x) split, combine, reclassify or take similar action with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (z) directly or indirectly redeem, repurchase or otherwise acquire any share capital or any options with respect thereto;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of its share capital or any options or other equity incentives with respect thereto (other than issuances pursuant to conversion rights, options or warrants outstanding on the date hereof and in accordance with their present terms);

(iv) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets;

(v) other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi) except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii) except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity, which are not in the Ordinary Course of Business;

(viii) (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in excess of $100,000 in the aggregate, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; provided that a Party may prepay or defease any indebtedness for borrowed money if such may be done without the payment of any additional fee (other than amounts owed under the terms of such indebtedness);

(ix) enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any employee or similar benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee, except for annual salary increases in the ordinary course of business consistent with past practices;

(x) enter into any Material Agreement or amend, modify, or otherwise terminate, any existing SNL Material Agreement, as applicable, in each case, other than in the ordinary course of business and consistent with past practices;

(xi) make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $50,000;

(xii) make any material change in the lines of business in which it participates or is engaged;

(xiii) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; provided that neither SNL nor its subsidiaries, if any, shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business;

(xiv) hire or retain the services of any new employee; or

(xv) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

6.2 Advice of Changes. Each of CHC and SNL shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, an SNL Material Adverse Effect or a CHC Material Adverse Effect, as applicable; provided that no Party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 6.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.3 Notice and Cure. Each of CHC and SNL will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of CHC and SNL also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.4 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of CHC and SNL will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither CHC nor SNL will, nor will it permit any of its subsidiaries to, take or fail to take any action that would be reasonably expected to result in the nonfulfillment of any such condition.

6.5 Access to Information; Confidentiality.

(a) Confidentiality. The terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed by each of the parties.

(b) Mutual Access to Information. During the period from the date of this Agreement until the earlier of (x) the Closing Date, or (y) the termination of this Agreement in accordance with Section 9.1, each party to this Agreement will (and will cause such party’s Representatives to) provide the other party (the requesting party) and the requesting party’s Representatives with reasonable access to the disclosing party’s management, financial statements, books and records, contracts, leases, operations, forecasts, tax records and other documents in the manner and to the extent such requesting party reasonably requests. Following the Closing, SNL and CHC will provide the Shareholders’ Representative reasonable access upon request to all relevant books and records of SNL and its advisors and representatives as may be necessary, appropriate, advisable or desirable in connection with the Shareholders' Representative’s performance of its role under and in connection with this Agreement.

6.6 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of SNL and CHC will proceed diligently and in good faith to, as promptly as practicable: (i) obtain all consents, approvals or actions of, make all filings (including, with respect to CHC, any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Share Purchase and the transactions contemplated hereby; and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Share Purchase at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.

6.7 Shareholder Litigation. Each Party shall promptly provide a notice to the other of any Legal Action brought by any shareholder of such Party against such Party and/or its Representatives relating to this Agreement or the transactions contemplated hereby, including the Share Purchase (each a “Transaction Legal Action”), and shall promptly inform such other Party of the status thereof.

6.8 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by SNL and CHC. Thereafter, SNL and CHC agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either Party, concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of each of SNL and CHC (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance.

6.9 Notice of Certain Events. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, each Party shall give prompt notice to the other Party of any event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such Party under this Agreement to be breached or that has rendered or would be reasonably expected to render untrue any representation or warranty of such Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 6.9 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.

6.10 Negotiation with Others. From the date hereof through the Closing Date or earlier termination of this Agreement, neither any Shareholder nor the Company shall, and they shall not authorize, cause or permit any of any Shareholder’s or Company’s employees, directors, officers, advisors, consultants or agents to, (a) directly or indirectly, solicit, initiate, encourage, entertain or engage (regardless of who initiates such action) in discussions or negotiations with, provide any information to, or take any other action that facilitates the efforts of, any third party relating to any agreement (whether binding or in principle) or other arrangement involving (i) the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); (ii) an investment in (including by way of a sale or transfer by any Shareholder of all or any portion of the Company Shares) or financing of Company; or (iii) a sale, assignment, transfer, license, disposal of or encumbrance upon any material asset, right or property of Company (including, without limitation, any of Company Intellectual Property) other than non-exclusive licenses granted by the Company in its Ordinary Course of Business; or that would otherwise be inconsistent with the terms of this Agreement or that would prohibit the performance by any Shareholder or the Company of their respective obligations under this Agreement or that could reasonably be expected to diminish the likelihood of or render impracticable the consummation of the transactions contemplated by this Agreement (each, a “Prohibited Transaction”); or (b) authorize or consummate a Prohibited Transaction. Upon execution and delivery of this Agreement, each Shareholder and the Company shall: (x) terminate any and all discussions, if any, they may be having regarding a Prohibited Transaction; and (y) immediately notify Buyer in writing if they thereafter receive any inquiries or offers from any Person regarding a Prohibited Transaction, which notice shall be sufficiently detailed as to identify the nature and structure of the Prohibited Transaction as proposed and to confirm that the inquiry regarding a Prohibited Transaction was definitively rejected, and any Shareholder and the Company shall refuse to discuss and immediately reject such inquiry or offer. Neither any Shareholder nor the Company or any of their respective officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect in relation to an Prohibited Transaction. Each Shareholder and Company shall cause their respective officers, directors, agents, advisors and representatives to comply with the provisions of this Section 6.10.

6.11 Employee Matters.

(a) Employment Agreements. Without derogating from the generality of Section 6.5(b), the Buyer may discuss with the Company Employees and deliver Employment Agreements between SNL and the Company Employees containing revised terms of employment (if Buyer so elects) and to provide information to such employees about the Buyer, all may be done only through SNL's CEO (and not directly with employees). For this purpose, Buyer shall provide SNL's CEO with guidelines for negotiation with the employees, and SNL’s CEO will not extend to Company Employees any offer or suggest to make any changes to their engagement terms, without Buyer’s prior written consent. All communications by the Buyer with the Company Employees shall be made only through SNL's CEO and shall be conducted in a manner that does not unreasonably disrupt or interfere with the Company’s efficient and orderly operation of its business and subject to reasonable consideration of the Company’s reasonable requests with respect to timing and content thereof. Buyer shall not, in any way offer, solicit or attempt to solicit for employment or other engagement, or otherwise contract or seek to contract the services of, any Company Employee. Buyer’s undertakings under this Subsection (a) shall terminate upon the Closing.

(b) Regarding negotiation with Key Employees, Company and Buyer shall act reasonably and in good faith in order not to discontinue their employment with the Company as a result of the Closing.

(c) No Third Party Beneficiaries. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any Company employee to employment with Buyer or any affiliate of Buyer. No Company employee, and in particular no Key Employee, shall be deemed to be a third party beneficiary of this Agreement.

6.12 Closing Expenses Without derogating from the provisions of Section 1.3(a)(v)(C), all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Buyer with a statement of estimated Company Third Party Expenses incurred, or to be incurred by the Company, at least five (5) Business Days prior to the Closing Date in form reasonably satisfactory to Buyer. One (1) Business Day prior to the Closing Date, the Company will deliver an updated statement of Company Third Party Expenses incurred, or to be incurred by the Company (the “Closing Date Statement”). The Company shall indicate in the Closing Date Statement any Company Third Party Expenses that have previously been paid by the Company. The Closing Date Statement shall be in form reasonably satisfactory to Buyer and shall be accompanied by invoices from the Company’s legal, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Company Third Party Expenses. The amount of any Company Third Party Expenses incurred by the Company that are not reflected on the Closing Date Statement shall be subject to the indemnification provisions of Section 10.2(a), provided that an applicable CHC Claim Notice (as defined in Section 10.5(b)) is provided to the Shareholders’ Representative within 60 days of the receipt of notice of such outstanding Third Party Expense, and shall not be counted toward or limited by the Threshold Amount (as defined in Section 10.4(a) hereof) or the maximum amount of indemnification provided in Section 10.5(c). Any overstated Working Capital amount calculated by CHC within 60 days following the Closing (the “Overstated Working Capital”) shall be treated as a CHC Loss for purposes of ARTICLE X, without regard to the Threshold.

6.13 Amended Articles. The Company shall adopt on or before the Closing the Amended Articles (as defined below).

ARTICLE VII
NON-COMPETE AND NON-SOLICITATION

7.1 Additional Covenants. In furtherance of the sale of the Company Shares to the Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Company and its business being sold to Buyer (the “Business”), each Shareholder, Option Holder and CLA Holder who is or has been employed by the Company or provides or has provided any services to the Company and, hereby undertakes that neither such Shareholders, Option Holders and CLA Holders nor any of their resepctive Affiliates or family members (and their respective Affiliates), directly or indirectly, for a period of (i) if such person is a former employee or a former consultant of the Company, twelve (12) months from the Closing Date, and (ii), if such Shareholder, Option Holder and CLA Holder is engaged by the Company as an employee or a consultant, twelve (12) months from termination of engagement of such person, unless the engagement of such person is terminated by the Company other than for Cause:

(a) alone or jointly with others, as owner, shareholder, partner, employee, consultant, officer or any managerial capacity, whether directly or indirectly, whether in Israel or anywhere else in the world, carry on, set up, own, manage, control or operate, be employed, engaged or interested (“Participation”) in a business or person, which competes directly or indirectly with, or proposes to compete with, the Company or its Affiliates (in this Section 7.1, the “Group”) in the Business, whether currently engaged in such field or entering it at any time during the term of this non-compete provision, provided, that the above restrictions in (a) shall not apply where such Participation is with a division of such business or person, whose main business activities do not compete with the Group and its products, and such division does not carry on any of the activities in (a) above, provided that prior to such Participation, such Shareholder, Option Holder or CLA Holder will obtain a written approval from the Company (which shall not be unreasonably withheld or detained);

(b) in any way offer, solicit or attempt to solicit, induce or attempt to induce and/or endeavor to entice away, any person with whom the Company has or had or shall have at any time until the expiration of the obligations under this Section 7.1, any contractual and/or commercial relationship as a consultant, licensor, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, to cease his, her or its relationship with that member of the Group;

(c) in any way offer, solicit or attempt to solicit for employment or other engagement, or otherwise contract or seek to contract the services of, any individual who is employed or engaged, currently or at any time until the expiration of the obligations under this Section 7.1, whether directly or indirectly, by any member of the Group or induce or entice or attempt to induce or entice such individual to leave such employment or other engagement;

(d) the forgoing shall not derogate from any other non-compete and non-solicitation obligations undertaken by any of the Shareholders, their affiliates or family members and their respective affiliates.

The restrictions in Section 7.1, taken separately and together, are not more onerous or extensive than is necessary to protect the value of the Company and are also fair and reasonable, having regard to all the circumstances, including the amount payable for the Company Shares. In the event that a court or other competent authority holds that any of the restrictions in Section 7.1 would be unenforceable unless some part of such provisions was deleted or its scope were reduced (by being limited to a specific type of business, by its duration or geographic extent being reduced or in any other way), the restriction shall have effect, and shall be deemed always to have had effect, subject to such minimum necessary alterations as are necessary to prevent it from being unenforceable. Each of the restrictions in Section 7.1 is separate and entirely independent from the others so that it shall not be rendered unenforceable if (despite the foregoing) all or any of the other restrictions are unenforceable. The Shareholders hereby acknowledge that a violation of this Section 7.1 may cause the Buyer irreparable harm which may not be adequately compensated for by money damages. Each Shareholder therefore agrees that in the event of any actual or threatened violation of this Section 7.1, the Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to preliminary and final injunctive relief against such Shareholder, its affiliates and family members (and their respective affiliates) to prevent any violations of this Section 7.1 by such Person, without the necessity of posting a bond.

ARTICLE VIII
CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Share Purchase. The respective obligation of each party to effect the Share Purchase is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) SNL Shareholders’ Approval. SNL Shareholders’ Approval shall have been obtained.

(b) Securities Laws. The securities issued by CHC to the holders of the SNL securities shall be in compliance with all applicable U.S. federal and state securities laws and applicable Israeli securities laws.

(c) Exchange Agent Agreement. The parties shall have executed an agreement with the Exchange Agent Agreement in form and substance satisfactory to the Parties, which shall be in full force and effect in the form attached hereto as Exhibit G.

(d) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Share Purchase or the other transactions hereby and no such Law or Order shall be pending or threatened.

8.2 Conditions to Obligation of CHC to Effect the Share Purchase. The obligation of CHC to effect the Share Purchase is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CHC in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by SNL in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. SNL shall have delivered to CHC a certificate in the form attached hereto as Exhibit H, dated the Closing Date and executed in the name and on behalf of SNL by its Chief Executive Officer, to such effect.

(b) Performance of Obligations. SNL shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by SNL at or prior to the Closing, and SNL shall have delivered to CHC a certificate in the form attached hereto as Exhibit I, dated the Closing Date and executed in the name and on behalf of SNL by its Chief Executive Officer, to such effect.

(c) Representations and Warranties of Shareholders; Performance of Obligations of the Shareholders. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(d) Governmental and Regulatory and Other Consents and SNL Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of CHC, SNL or any of their respective subsidiaries to consummate the Share Purchase and the transactions contemplated hereby, including those set forth in Section 2.5 of the SNL Disclosure Letter, shall have been made or obtained, all in form and substance reasonably satisfactory to CHC, and CHC shall be able to issue the shares of CHC Common Stock in the Share Purchase pursuant to an exemption from the registration requirements under the Securities Act under Regulation D promulgated thereunder and from the registration requirements of applicable Israeli securities laws.

(e) Proceedings. All proceedings to be taken on the part of SNL in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to CHC, and CHC shall have received copies of all such documents and other evidences as CHC may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(f) Certificate of Secretary of Company. Buyer shall have received a certificate, validly executed by the Chief Executive Officer of the Company, certifying as to (i) the valid adoption of resolutions of the Board of Directors of the Company, and (ii) that the Shareholders constituting at least 80% of the voting power of the Company have approved this Agreement and the consummation of the transactions contemplated hereby, and (iii) that Shareholders holding at least 80% of the issued and outstanding share capital of the Company have executed this Agreement either as Executing Shareholders or as Consenting Shareholders.

(g) Delivery of Share Certificates or Affidavit of Lost or Never Issued Certificate; Share Transfer Deeds. All Executing Shareholders and Consenting Shareholders of the Company shall have delivered to the Buyer the outstanding share certificates representing Company Shares (or an Affidavit of lost or never issued certificate and accompanying indemnification agreement relating to such share certificates duly executed by such Shareholder) and executed share transfer deeds transferring the Company Shares to the Buyer in the form attached as Exhibit J hereto.

(h) SNL Material Adverse Effect. Since the date hereof, there shall not have been any SNL Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an SNL Material Adverse Effect. Since the date hereof, SNL conducted its business and operations in the Ordinary Course of Business.

(i) Register of Shareholders. The Company shall have registered the transfer of the Company Shares to the Buyer in the Register of Shareholders of the Company and provided a copy thereof to the Buyer.

(j)  Purchase of all Shares of the Company. Buyer shall have purchased 100% of the issued and outstanding equity securities of the Company, either by agreement with the holders of all such securities, or pursuant to Section 341 of the Companies Law, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(k) Company Options, Warrants and Loans. All Company options and warrants shall have been cancelled and no Company options and warrants shall be outstanding, and all Company loans shall have been terminated, and Buyer shall have received a certificate in the form attached hereto as Exhibit I, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect. In addition, the Buyer shall have received (i) Option Termination Agreements duly executed by each Option Holder, and (ii) Loan Termination Agreements duly executed by each CLA Holder.

(l) Bank Consents. Bank Leumi (i) shall have unconditionally consented to the change in control of the Company arising out of the Share Purchase, and (ii) shall have confirmed that no acceleration of payment of any loans extended by them will be made pursuant to the Share Purchase, and the Company shall have delivered to Buyer copies of such consents and confirmations.

(m) Consents. The Buyer shall have received from the Company duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 2.5 of the SNL Disclosure Letter, including all required corporate action by the Company.

(n) Resignations of Directors. The persons holding the positions of a director of the Company, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing.

(o) Spreadsheet. Buyer shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Spreadsheet is accurate and shall not diminish Buyer’s remedies hereunder if the Spreadsheet is not accurate.

(p) Opinion of the Company’s Counsel. Buyer shall have received an opinion dated the Closing Date of Osher Ben-Ezri, counsel to the Company, in the form attached hereto as Exhibit L.

(q) Execution of Share Purchase Agreement and Consenting Shareholders Undertakings. Holders of at least 100% of the Company Shares, including Non-Consenting Shareholders which are deemed Shareholders pursuant to Section 1.1(c)(vi) shall have signed this Agreement, or are bound by this Agreement in accordance with the Bring Along procedure under Section 1.1(c).

(r) Bring Along. Any proceedings under Article 8.4 of the Company’s Articles of Association and under Section 341 of the Companies Law or any other procedures available under Applicable Law, shall have been completed such that all Shareholders shall be bound by this Agreement, and 31 days shall have lapsed since mailing of the 341 Notice and no injunction against the Share Purchase was issued by a court of competent jurisdiction, or if an injunction against the Share Purchase was issued, it will have been subsequently removed; provided, however, that this condition shall be deemed fulfilled upon all holders of Company Shares having executed this Agreement.

(s) Company Bank and Deposit Accounts. The Company shall have delivered to the Buyer evidence, in form and substance reasonably acceptable to Buyer, that, effective no later than the Closing Date, each of the current authorized signatories on all of the bank and deposit accounts of the Company shall be removed as signatories from such accounts and the representatives of Buyer identified on Exhibit M hereto shall be appointed as the sole authorized signatories on such accounts.

(t) Escrow Agreement. The Company, the Buyer, the Shareholders’ Representative and the Escrow Agent shall have executed and delivered an Escrow Agreement in form and substance reasonably satisfactory to Buyer, in the form attached hereto as Exhibit N.

(u) Exchange Agreement. The Company, the Buyer and the Exchange Agent shall have executed and delivered an Exchange Agreement in form and substance reasonably satisfactory to Buyer, in the form attached hereto as Exhibit G.

(v) Paying Agent Agreement. The Company, the Buyer and the Paying Agent shall have executed and delivered a Paying Agent Agreement in form and substance reasonably satisfactory to Buyer, in the form attached hereto as Exhibit O.

(w) Key Employees. Each Key Employee shall have entered into a new employment agreements with the Company in a form acceptable to Buyer, no Key Employee shall have notified the Company of his intention to resign from such employment with Company, and the Company has no reason to believe that any Key Employee intends to resign from such employment with the Company.

(x) Amendment to Articles of Association. Buyer shall have received evidence that the Articles of Association of the Company have been amended in the form attached hereto as Exhibit P (the “Amended Articles”).

(y) Patent Attorney Letters. Buyer shall have received a letter dated the Closing Date of each patent attorney of the Company including an updated patent status description.

(z) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, overtly threatened in writing or verbally notified, against Buyer or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the transactions contemplated by the terms of this Agreement.

(aa) Israeli Innovation Authority. The IIA shall have approved the transactions contemplated under this Agreement, including without limitation, the Share Purchase; and in connection with such approval, the IIA shall not have required any payment or any change in the obligations (including without limitation, the payment obligation) of the Company.

(bb) Accredited Investors. No more than 15 Shareholders, Option Holders, CLA Holders and Strategic Advisors have not duly executed and delivered to Buyer an accredited investor certificate in the form attached hereto as Exhibit Q, whereby they represent and warrant that they are “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act.

(cc) Termination of Agreements. Buyer shall have received evidence, in a form acceptable to Buyer, that all agreements listed on Exhibit 8.2(cc) hereto have been terminated.

(dd) Strategic Advisors Pay-Off Agreements. Buyer shall have received Pay-Off Agreements duly executed by each Consultant and SNL.

8.3 Conditions to Obligation of SNL to Effect the Share Purchase. The obligation of SNL to effect the Share Purchase is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by SNL in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by CHC in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. CHC shall have delivered to SNL a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer and its Chief Financial Officer, to such effect.

(b) Performance of Obligations. CHC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by CHC at or prior to the Closing, and CHC shall have delivered to SNL a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer or President, to such effect.

(c) Governmental and Regulatory and Other Consents and CHC Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of SNL, CHC or any of their respective subsidiaries to consummate the Share Purchase and the transactions contemplated hereby, shall have been made or obtained, all in form and substance reasonably satisfactory to SNL.

(d) Proceedings. All proceedings to be taken on the part of CHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to SNL, and SNL shall have received copies of all such documents and other evidences as SNL may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) CHC Material Adverse Effect. Since the date hereof, there shall not have been any CHC Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(f) Escrow Agreement. The Company, the Buyer and the Escrow Agent shall have executed and delivered an Escrow Agreement in form and substance reasonably satisfactory to Buyer.

(g) CHC Common Shares. CHC will have deposited with the Exchange Agent the Closing Shares for disbursement to the members of SNL and with the Escrow Agent the Escrow Shares to be held pursuant to the Escrow Agreement.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) Mutual Consent. By mutual written agreement of each of (x) CHC and (y) SNL duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) Expiration of Time. By either SNL or CHC upon notification to the non-terminating party by the terminating party:

(i) at any time after November 12th, 2021, if the Share Purchase shall not have been consummated on or prior to such date and such failure to consummate the Share Purchase is not caused by a breach of this Agreement by the terminating party;

(ii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Share Purchase and such Order or Law shall have become final and non-appealable.

9.2 Effect of Termination. If this Agreement is validly terminated by either SNL or CHC pursuant to Section 9.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either SNL or CHC (or any of their respective Representatives or Affiliates), except: (i) that the provisions of Section 6.5 (Access to Information; Confidentiality), this Section 9.2 and ARTICLE X, and, in each case, the provisions of this Agreement that interpret or relate to such provisions will continue to apply following any such termination; and (ii) that nothing contained herein shall relieve any Party from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE X
INDEMNIFICATION; SHAREHOLDERS’ REPRESENTATIVE; EQUITABLE RELIEF

10.1 Survival.

(a) Except in the case of fraud, the representations and warranties of SNL, the Shareholders and CHC, as applicable, contained in ARTICLE II, ARTICLE III and ARTICLE IV of this Agreement and the covenants and agreements of the Shareholders, SNL and CHC, as applicable, contained in this Agreement will each survive the Closing Date but only to the following extent: (i) all covenants and agreements that will survive the Closing Date in accordance with their respective terms; (ii) except as provided in clause (iii) below, the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement shall survive the Closing Date until the date that is the first anniversary of the Closing Date; and (iii) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.19, Section 2.21 and ARTICLE III shall survive the Closing Date through the earlier of the date that is the fifth anniversary of the Closing Date, or the end of the applicable statute of limitations (the “Fundamental Representations”).

(b) All claims for indemnification must be asserted on or prior to the date of the termination of the respective survival periods set forth in Section 10.1(a), except such claims may be pursued thereafter if written notice thereof, detailing the facts give rise to indemnification, as known to the indemnified party, in accordance with the terms hereof was duly given within such period. If any claim has been asserted in accordance with the terms hereof prior to the expiration of the applicable survival period, such claim, if unresolved as of such expiration date, shall not be extinguished as barred by the expiration of the relevant representation and warranty and such claims shall survive until finally resolved by a settlement agreement executed by the applicable parties or by a court of competent jurisdiction by a final and non-appealable judgment. Any claim for indemnification not made by CHC or the Shareholders’ Representative (for himself or herself or on behalf of any SNL Shareholder), as applicable, on or prior to the date of expiration of the applicable survival period will be irrevocably and unconditionally released and waived.

10.2 General Indemnification Obligations.

(a) Subject to the terms, conditions and limitations set forth in this ARTICLE X, from and after the Closing, the SNL Shareholders, Option Holders, CLA Holders and the Strategic Advisors (collectively, the “SNL Indemnifying Parties”) shall, severally and not jointly, indemnify and hold harmless CHC, the Company and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, Affiliates, partners and stockholders of CHC (collectively, the “CHC Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the CHC Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of (a) SNL or (b) SNL Shareholders contained in ARTICLE II and ARTICLE III of this Agreement or in a certificate delivered pursuant to this Agreement, or (c) Option Holder contained in the Option Termination Agreements or (d) CLA Holder contained in the CLA Termination Agreements or (e) Consultant contained in the Pay-Off Agreements (ii) any breach of the covenants or agreements of (a) SNL or (b) the SNL Shareholders or any of their Affiliates contained in this Agreement, or (c) the Option Holders contained in the Option Termination Agreements or (d) the CLA Holders contained in the CLA Termination Agreements (iii) Non-Consenting Shareholders Payments,(iv) the Strategic Advisors contained in the Pay-Off Agreements; and (v) any Overstated Working Capital.

(b) Subject to the limitations set forth in this ARTICLE X, from and after the Closing, each of CHC and the Company, jointly and severally, shall indemnify and hold harmless the Shareholders’ Representative, the SNL Indemnifying Parties, and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and shareholders of the SNL Indemnifying Parties and their heirs and personal representatives (the “SNL Indemnitees”) from and against any and all Losses actually incurred by any of SNL Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of CHC contained in ARTICLE IV or in a certificate delivered pursuant to this Agreement and (ii) any breach of the covenants or agreements of CHC contained in this Agreement.

10.3 Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedy of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, other than claims for fraud on the part of a Party in connection with the Share Purchase or the other Contemplated Transactions, are (x) the indemnification provided in this ARTICLE X, and (y) equitable remedies (including, but not limited to, specific performance).

10.4 Limitations on Liability and Indemnification Payments. Notwithstanding anything in this Agreement or otherwise to the contrary (except as contemplated by sub section (y) of Section 10.3), the right of an Indemnitee to indemnification is limited as follows:

(a) The CHC Indemnitees and SNL Indemnitees, respectively, will be entitled to indemnification pursuant to Section10.2(a)(i) or Section 10.2(b)(i) on account of any Losses (other than Losses arising out of (i) a breach of or inaccuracy in Fundamental Representations, (ii) Non-Consenting Shareholders Payments, and (iii) any Overstated Working Capital, which shall not be subject to this clause) solely to the extent (but only to the extent) that the aggregate amount of all Losses actually incurred by such Indemnitees exceeds $250,000 (the “Threshold”), in which event the CHC Indemnitees or SNL Indemnitees, as applicable, will be entitled to indemnification for all such Losses from the first dollar. In determining whether the applicable Threshold has been achieved, Losses relating to a particular event, occurrence, or breach will be counted and included only to the extent they exceed $10,000 individually, such that claims involving Losses below that amount will be deemed to be and treated as de minimis and not count toward the Threshold, or otherwise be included in determining whether the Threshold has been hit).Losses incurred by several SNL Indemnitees resulting from the same particular event, occurrence, or breach shall be calculated together as one for the purpose of calculating the Threshold.

(b) The CHC Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 10.2(a) (other than Losses arising out of (i) a breach or inaccuracy of a Fundamental Representation, (ii) Non-Consenting Shareholders Payments, and (iii) any Overstated Working Capital, which shall not be subject to this clause) having an aggregate value in excess of 80% of the Total Consideration on the Closing Date. Additionally, the SNL Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 10.2(b)(i) in the aggregate more than $500,000, provided, however, that such limitation will not apply or be applicable to any claims arising out of or resulting from any failure of CHC to pay or to deliver consideration or payments due under this Agreement to the Exchange Agent for distribution to the SNL Indemnitees.

(c) An Indemnitee’s right to indemnification pursuant to Section 10.2 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Indemnitee (net of collection costs, deductibles, and retroactive premium adjustments related to the insurance claim). An Indemnitee shall use commercially reasonable efforts to claim and recover any Losses suffered by such Indemnitees under any such insurance policies or other third-party indemnities; provided, however, that an Indemnitee is not required to initiate pursuit of such insurance or indemnity proceeds prior to asserting any claim or claims under this Article X. The SNL Indemnitees shall remit to CHC any such insurance or other third-party proceeds that are paid to the SNL Indemnitees with respect to Losses for which the SNL Indemnitees have been previously compensated pursuant to Section 10.2(b). The CHC Indemnitees shall remit to the Shareholders’ Representative for distribution any such insurance or other third-party proceeds that are paid to the CHC Indemnitees with respect to Losses for which the CHC Indemnitees have been previously compensated pursuant to Section 10.2(a).

(d) The Indemnitees will not be entitled to indemnification hereunder for punitive damages except with respect to any such damages paid or payable by an Indemnitee to a third party pursuant to a third-party claim.

(e) For purposes of determining the amount of any Loss subject to indemnification hereunder (but, for the avoidance of doubt, not for purposes of determining whether any breach has occurred), the representations, warranties, covenants and agreements set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(f) No Indemnitee shall be entitled to be compensated more than once for the same Loss.

(g) The right of an Indemnitee to indemnification, payment of any Losses or other remedy based on the representations, warranties, covenants and agreements of the Indemnifying Party pursuant to this Agreement or any agreements entered into in connection herewith shall not be limited or affected by any investigation or review conducted by such Indemnitee or by its accountants, counsel or other representatives prior to the Closing Date, nor any knowledge acquired (or capable of being acquired) at any time by such Indemnitee, whether before or after execution of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any such representations, warranties, covenants or agreements of the Indemnifying Party.

10.5 Procedures.

(a) Notice of Losses by SNL Indemnitee. As soon as reasonably practicable after a SNL Indemnitee has actual knowledge of any claim pursuant to Section 10.2(b) that may result in a Loss (a “Claim”), the Shareholders’ Representative shall give notice thereof (a “Claims Notice”) to CHC. A Claims Notice must describe the Claim in reasonable detail and set forth the Shareholders’ Representative’s good faith calculation of the Loss that has been suffered by the applicable SNL Indemnitee. No delay in or failure to give a Claims Notice by the Shareholders’ Representative to CHC pursuant to this Section 10.5(a) will adversely affect any of the rights or remedies that SNL Indemnitees have under this Agreement, or alter or relieve CHC or the Company of their obligation to indemnify the applicable SNL Indemnitee, except to the extent that either CHC or the Company is materially prejudiced thereby. CHC shall respond to the Shareholders’ Representative (a “Claim Response”) within thirty (30) calendar days (the “Response Period”) after the date that the Claims Notice is received by CHC. Any Claim Response must specify whether CHC disputes the Claim described in the Claims Notice (or the amount of Losses set forth therein). If CHC fails to give a Claim Response within the Response Period, CHC will be deemed to dispute the Claim described in the related Claims Notice. If CHC elects not to dispute a Claim described in a Claims Notice, then the amount of Losses alleged in such Claims Notice with respect to such undisputed Claim will be conclusively deemed to be an obligation of CHC, and CHC shall issue to the Exchange Agent, for the benefit of the applicable SNL Indemnitee(s), within three Business Days after the last day of the applicable Response Period such number of shares of CHC Common Stock as have an aggregate Value equal to the amount specified in the Claims Notice with respect to such undisputed Claim, subject to the limitations contained in this ARTICLE X. If CHC delivers a Claim Response within the Response Period indicating that it disputes one or more of the Claims identified in the Claims Notice or fails to give a Claim Response within the Response Period, CHC and the Shareholders’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If CHC and the Shareholders’ Representative are unable to reach agreement within thirty (30) calendar days after the conclusion of the Response Period, then either CHC or the Shareholders’ Representative may resort to other legal remedies, subject to the limitations set forth in this ARTICLE X

.

(b) Notice of Losses by CHC Indemnitee. As soon as reasonably practicable after a CHC Indemnitee has actual knowledge of any claim pursuant to Section 10.2(a) that may result in a Loss (a “CHC Claim”), then CHC shall give notice thereof (a “CHC Claim Notice” and together with a Claims Notice, a “Notice”) to the Shareholders’ Representative. A CHC Claim Notice must describe the CHC Claim in reasonable detail and set forth CHC’s good faith calculation of the Loss that has been suffered by a CHC Indemnitee. No delay in or failure to give a CHC Claims Notice by CHC to the Shareholders’ Representative pursuant to this Section 10.5(b) will adversely affect any of the rights or remedies that a CHC Indemnitee has under this Agreement, except to the extent that the SNL Indemnifying Parties and/or Shareholders’ Representative is materially prejudiced thereby. The Shareholders’ Representative shall respond to CHC (a “Dispute Notice”) within thirty (30) days (the “Dispute Period”) after the date the CHC Claim Notice is received by the Shareholders’ Representative. Any Dispute Notice must specify whether the Shareholders’ Representative disputes a CHC Claim described in a CHC Claim Notice (or the amount of Losses set forth therein). If the Shareholders’ Representative fails to give a Dispute Notice within the Dispute Period, the Shareholders’ Representative will be deemed not to dispute the CHC Claim described in the CHC Claim Notice. If the Shareholders’ Representative elects not to dispute a CHC Claim described in a CHC Claim Notice, then CHC shall be entitled to recover from the SNL Indemnifying Parties the amount of Losses specified in the CHC Claim Notice, subject to the limitations contained in this ARTICLE X. If the Shareholders’ Representative delivers a Dispute Notice to CHC within the Dispute Period or fails to give a Dispute Notice within the Dispute Period, CHC and the Shareholders’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute as to whether and to what extent the CHC Indemnitees are entitled to indemnification on account of such CHC Claim. If CHC and the Shareholders’ Representative are unable to reach agreement within thirty (30) days after CHC receives such Dispute Notice, then either CHC or the Shareholders’ Representative may resort to other legal remedies, subject to the limitations set forth in this ARTICLE X. In connection with the assertion of any such other legal remedies, upon either (i) receipt of a non-appealable final order of a court of competent jurisdiction with respect to the subject matter of a Dispute Notice or (ii) written agreement of CHC and Shareholders’ Representative with respect to the resolution of the subject matter of a Dispute Notice, CHC shall be entitled to recover from the SNL Indemnifying Parties an amount of Losses in accordance with such determination or resolution, subject to the limitations contained in this ARTICLE X.

(c) Payment of Claims. If and to the extent the CHC Indemnitees are entitled to recover any amounts pursuant to this ARTICLE X, the CHC Indemnitees shall be entitled to recover any such amounts (i) first, from the Escrow Shares in accordance with the foregoing terms, (ii) second, from the SNL Indemnifying Parties in shares of CHC Common Stock, in which case each of the SNL Indemnifying Parties shall pay its Pro Rata Share of the amount of such Losses to the applicable CHC Indemnitee by wire transfer of immediately available funds to an account designated by such CHC Indemnitee no later than three (3) Business Days following the receipt of a written notice of a determination of any such amount pursuant to the terms of this Agreement. If and to the extent the SNL Indemnitees are entitled to recover any amounts pursuant to this ARTICLE X such amounts shall be recovered only by the issuance and delivery by CHC of shares of CHC Common Stock having a Value equal to such amounts, or by cash, or the combination thereof, at CHC’s election.

(d) Failure of Payment. Notwithstanding anything herein or otherwise to the contrary, the SNL Indemnitees will not be limited in any way in their right to recover against CHC for any failure to deliver the full amount of any and all amounts to be paid and delivered under Sections 1.6.

(e) Release of Escrow. Within five (5) Business Days of the lapse of six (6) months of the Closing Date (the “Release Date”), CHC shall direct the Escrow Agent to release from escrow pursuant to the Escrow Agreement and disburse to the SNL Indemnifying Parties all Escrow Shares deposited with the Escrow Agent, less (i) any Escrow Shares released on or prior to the Release Date under this ARTICLE X to reimburse any CHC Indemnitee for any Loss, and less (ii) a reasonable reserve amount (to be determined jointly by CHC and the Shareholders’ Representative in good faith) in respect of any CHC Claims submitted on or prior to the Release Date in accordance with this ARTICLE X (provided, that if CHC and the Shareholders’ Representative cannot agree in good faith on a reasonable reserve amount, the amount in this clause (ii) shall equal the aggregate amount claimed by the CHC Indemnitees in all CHC Claim Notices delivered to the Shareholders’ Representative on or prior to the Release Date that CHC and the Shareholders’ Representative have not resolved as of the Release Date).

(f) Access to Information. For all purposes of this ARTICLE X (including those pertaining to disputes under Section 10.5(a) and Section 10.5(b), each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as applicable, as may be reasonably required in connection with the resolution of such disputes unless it would adversely affect the ability of a Party to assert attorney-client privilege, attorney work product privilege or similar privilege.

(g) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a CHC Indemnitee or SNL Indemnitee for which indemnification is available hereunder, the party from whom indemnification is being sought (the “Indemnifying Party”), has the right, exercisable by notice to CHC or the Shareholders’ Representative, as applicable, within thirty (30) calendar days of receipt of a Notice from CHC or the Shareholders’ Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. If the Indemnifying Party has assumed such defense as provided in this Section 10.5(f), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 10.5(f), the Indemnitee may continue to defend such claim at the sole cost and expense of the Indemnifying Party (subject to the limitations set forth in this ARTICLE X) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). Except with the prior written consent of the Indemnitee, no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. The Party responsible for the defense of such third party claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such claim.

10.6 Shareholders’ Representative.

(a) Each SNL Indemnifying Party by virtue of the approval and adoption of this Agreement or by accepting any consideration payable or issuable hereunder shall be deemed to have constituted, appointed and empowered the Shareholders’ Representative, for the benefit of the SNL Indemnifying Parties, as the exclusive agent and attorney-in-fact to act for and on behalf of each SNL Indemnifying Party, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on SNL Indemnifying Party) under this Agreement and the other agreements, documents and instruments executed in connection herewith and the consummation of the transactions contemplated hereby as the Shareholders’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Shareholders’ Representative, to enforce and protect the rights and interests of the SNL Indemnifying Parties and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement, the Exchange Agent Agreement, and the other agreements, documents and instruments executed in connection herewith and the transactions provided for herein and therein, and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement and the other agreements, documents and instruments executed in connection herewith for and on behalf of the SNL Indemnifying Parties, including consenting to, compromising or settling any such claims, conducting negotiations with CHC, the Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by CHC, the Company or any other Person, or by any Governmental Entity against the Shareholders’ Representative and/or any of the SNL Indemnifying Parties, and receive process on behalf of any or all SNL Indemnifying Parties in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the SNL Indemnifying Parties arising out of or under or in any manner relating to this Agreement and the other agreements, documents and instruments executed in connection herewith; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the SNL Indemnifying Parties unless such waiver is in a writing signed by the waiving Party or by the Shareholders’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other agreements, documents and instruments executed in connection herewith; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the SNL Indemnifying Parties in connection with any matter arising under this Agreement and the other agreements, documents and instruments executed in connection herewith; and (vi) to collect, hold and disburse any amounts, including any portion of the Escrow Shares received by Shareholders’ Representative pursuant to the terms hereof in accordance with the terms of this Agreement and the other agreements, documents and instruments executed in connection herewith. Notwithstanding the foregoing, the Shareholders’ Representative may resign at any time by providing written notice of intent to resign to the SNL Indemnifying Parties, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the SNL Indemnifying Parties. By executing this Agreement, the Shareholders’ Representative hereby (x) accepts its appointment and authorization to act as Shareholders’ Representative as attorney-in-fact and agent on behalf of the SNL Indemnifying Parties in accordance with the terms of this Agreement and (y) agrees to perform its obligations under, and otherwise comply with, this Section 10.6.

(b) The Shareholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the SNL Indemnifying Parties for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder, (i) the Shareholders’ Representative shall incur no responsibility whatsoever to any SNL Indemnifying Parties by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative to liability to any SNL Indemnifying Parties. Each SNL Indemnifying Party shall indemnify, severally in proportion to its Pro Rata Share and not jointly, the Shareholders’ Representative against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Shareholders’ Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Shareholders’ Representative to the SNL Indemnifying Parties as to the existence of a deficiency toward the payment of any such indemnification amount, each SNL Indemnifying Party shall promptly deliver to the Shareholders’ Representative full payment of such SNL Indemnifying Party’s share of the amount of such deficiency in proportion to such SNL Indemnifying Party’s Pro Rata Share. The Shareholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Shareholders’ Representative may engage attorneys, accountants and other professionals and experts at the cost and expense of the SNL Indemnifying Parties.

(c) All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d) CHC and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the SNL Indemnifying Parties.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any SNL Indemnifying Party and (ii) shall survive the consummation of the Share Purchase, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each SNL Indemnifying Party notwithstanding any contrary action of or direction from such SNL Indemnifying Party, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct.

(f) Each of SNL and CHC acknowledges and agrees that the Shareholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of SNL and CHC acknowledges and agrees that, other than in the Shareholders’ Representative’s role as a SNL Shareholder (if applicable), the Shareholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of SNL or CHC or to any Person in connection with any obligations of the Shareholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud by the Shareholders’ Representative in connection with the performance by the Shareholders’ Representative of its obligations hereunder.

10.7 Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be deemed to be an adjustment to the Total Consideration to the extent permitted by applicable Law.

ARTICLE XI
ADDITIONAL COVENANTS

11.1 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Share Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense. All fees and expenses of the Exchange Agent under the Exchange Agent Agreement, the Escrow Agent under the Escrow Agreement, the 102 trustee under the trust agreement entered with it will be paid by CHC.

11.2 Piggyback Rights. If CHC engages in a defined equity raise of operating capital using an S-1 registration statement at any time from day 1 to 180 following the Closing, the exchange shareholders issued common shares of CHC for the acquisition will have the right, but not obligation, to participate in and be included in the registration statement via “piggyback rights.

11.3 Reports Under Securities Exchange Act of 1934. With a view to making available to the Shareholders, Option Holders and CLA Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Shareholder, Option Holder or CLA Holder to sell the shares of CHC Common Stock issued on the Closing Date to the public without registration under the Securities Act, the Buyer agrees at all time prior to the date on which all Shareholders, Option Holders and CLA Holders who are not Affiliates of the Buyer may resell the shares of CHC Common Stock received on the Closing Date pursuant to this Agreement without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter of counsel to the Buyer delivered and acceptable to the transfer agent for the CHC Common Stock, to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Buyer under the Exchange Act; and

(c) furnish to any Shareholder, Option Holder or CLA Holder so long as such the Shareholder, Option Holder or CLA Holder owns any shares of CHC Common Stock received on the Closing Date pursuant to this Agreement, forthwith upon request (i) to the extent accurate, a written statement by the Buyer that it has complied with the reporting requirements of the Exchange Act, and (ii) such other information as may be reasonably requested in availing any Shareholder, Option Holder or CLA Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration under the Securities Act.

ARTICLE XII
DEFINED TERMS

12.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“104H Interim Ruling” means an interim approval from the ITA confirming, among other matters, that CHC and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Equityholder and CLA Holder and in relation with any issuance of CHC Common Stock.

“104H Tax Ruling” shall have the meaning ascribed to such term in Section 1.7(c).

“104H Trustee” means IBI Trust Management, appointed as a trustee for the purposes of Section 104H of the Ordinance.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate CHC Common Stock Consideration” means the quotient of (i) the sum or product of $13,629,517 plus the amount of SNL’s positive Working Capital on the Closing Date or less the amount of SNL’s Working Capital deficit on the Closing Date, in either case as set forth in the Spreadsheet, divided by (ii) $2.09, calculated as the Closing average of Buyer’s common stock on the NASDAQ market measured at the end of the five trading days ending (and including) on May 11, 2021.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in the State of New York or Israel are authorized or obligated to close.

“Cause” means any of the following event: (i) a material breach by the person in question of such person’s obligations under any agreement with the Company or any Affiliate of the Company (including, without limitation, a breach of confidentiality, nondisclosure, development rights, non-competition or non-solicitation obligations), or refusal of the person in question to act according to reasonable directions from such person’s superiors, including the Board of Directors of the Company, Chief Executive Officer or the Company and such person’s direct manager; (ii) the commission by the person in question of an act of fraud, willful misconduct, bad faith or embezzlement, or similar act, against the Company or any Affiliate of the Company or the willful taking of action injurious to the business or prospects of the Company or any Affiliate of the Company; (iii) the conviction of the person in question of a felony or similar act; and (iv) such person’s involvement in an act or omission which constitutes breach of trust between such person and the Company or any Affiliate of the Company; (v) an act of moral turpitude by the person in question, or any similar act, to the extent that such act causes significant injury to the reputation, business or business relationship of the Company (or an Affiliate of the Company); or (vi) any circumstances that constitute grounds for termination for cause under the person in question’s employment, consulting or service agreement with the Company or Affiliate of the Company.

“CHC Material Adverse Effect” means a Material Adverse Effect on CHC.

“CLA Holders” - means Persons who had provided a convertible loan to SNL under Convertible Laon Agreements, which are outstanding and are listed on the Spreadsheet as CLA Holders.

“Closing” shall have the meaning ascribed to it in Section 1.2.

“Closing Date” shall have the meaning ascribed to it in Section 1.2.

“Closing Shares” means a number of shares of Aggregate CHC Common Stock Consideration minus the Escrow Shares.

“Company Option Plan” means the Company 2009 Share Option Plan.

“Company Shares” or “SNL Ordinary Shares” means Ordinary Shares, of no nominal value, of the Company.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between CHC and SNL dated March 19, 2021.

“Consideration” means a number of shares of CHC Common Stock stated next to the name of each Shareholder, Option Holder, CLA Holder and Strategic Advisors in the Spreadsheet.

“Contemplated Transactions” means the Share Purchase and the other transactions contemplated by this Agreement and in the other Transaction Documents.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software or other Technology subject to such license, that such Software or other Technology subject to such license, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of allowing the making of derivative works, (c) be licensed under terms that allow the SNL Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent permitted by Law), or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any Software or other Technology subject to a Copyleft License.

“Databases” means databases and other compilations and collections of data or information.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, convertible loans, SAFE, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Domain Names” means Internet domain names and numbers.

“Encumbrance” means, with respect to any tangible or intangible asset (including without limitation, SNL Shares), any mortgage, deed of trust, lien, pledge, charge, debenture, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right or restriction of any nature, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the SNL Leased Real Estate; or (2) any violation of Environmental Law.

“Environmental Laws” means all U.S. and Israeli federal, state or local statutes, laws, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Equityholder” means each person who holds Company Shares or SNL Derivative Securities immediately prior to the Closing.

“Escrow Agent” means IBI Trust Management, as escrow agent under the Escrow Agreement, and any successor thereto in such capacity.

“Escrow Agreement” means the escrow agreement to be entered into by CHC, the Shareholders’ Representative and the Escrow Agent, substantially in the form of Exhibit N hereto.

“Escrow Shares” means a number of shares of CHC Common Stock equal to twenty percent (20%) of the Total Consideration.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“ICL” means Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder).

“IIA” means the Israel Innovation Authority (formerly the Office of the Chief Scientist) at the Israeli Ministry of Economy.

“Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons; (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness: (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness; and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means a SNL Plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside Israel.

“IRS” means the United States and the Israel Internal Revenue Service.

“Key Employee” means each of: Ido Gur, Barak Enat, Eugene Iskra and Andrey Motoshokov.

“Knowledge” means, with respect to SNL, the actual knowledge after reasonable enquiry of any Key Employee and of Ido Gur, and with respect to CHC, the actual knowledge after reasonable enquiry of Daniel L. Hodges, John E. Howell or Martin Wade; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third-party contractors.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Material Adverse Effect” means any event, occurrence, fact, condition, state of facts or development or change which, individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, results of operations, condition (financial or otherwise), properties, assets liabilities or results of operations of the specified Party and its subsidiaries, taken as a whole; or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counterparty to any Contract of such Party; (C) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any outbreak or escalation of war, act of terrorism, national or international calamity, natural disaster (including hurricanes, tornadoes, floods or earthquakes), epidemic, pandemic or any other similar event; (D) changes (including changes of applicable Law) or general conditions in the industry in which such Party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Transaction Legal Action, to the extent relating to the negotiations between the Parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Party, compared to other participants in the industries in which such Party conducts its businesses.

“Material Agreements” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such Party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such Party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the Effective Date and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Share Purchase and the consummation of the Contemplated Transactions; (m) relates to any loan to any directors, officers or Affiliates of such Party; (n) relates to voting, transfer or other arrangements related to any equity interests of such Party or warrants, options or other rights to acquire any equity interests of such Party (other than this Agreement, the Share Purchase and the Contemplated Transactions); or (o) is otherwise material to the operations and business of such Party.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or Technology subject to an Open Source License.

“Option Holders” means holders of Company Options which are listed on the Spreadsheet as Option Holders and entitled to Consideration according to the Spreadsheet.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents” means any domestic or foreign patents, utility models, and applications, invention disclosures (and any patents or utility models that issue as a result of such applications) and any reissues, divisions, divisionals, continuations, continuation-in-parts, provisionals, renewals, extensions, substitutions, reexaminations, or invention registrations related to such patents, utility models and applications.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information regarding or capable of being associated with an individual person or an individual person’s device, including but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed) and (d) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Privacy Law” means all Laws governing the receipt, collection, compilation, use, storage, registration of databases, processing, sharing, safeguarding, security, Israel Protection of Privacy Law, 1981, the regulations enacted thereunder and the guidelines issued by the Israel Law, Information and Technology Authority (ILITA), and all Laws governing breach notification.

“Pro Rata Share” means each SNL Indemnifying Party’s respective portion of the Total Consideration paid to all of the SNL Indemnifying Party as set forth on the Spreadsheet.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholders” means the Persons listed as holders of Company Shares on the SNL Cap Table and on the Spreadsheet.

“Shareholders’ Representative” means Ben Weiss, or any other Person selected as a successor thereto in accordance with the provisions of this Agreement.

“Software” means all (a) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, frameworks, software development kits, application programming interfaces, subroutines and other components thereof; (b) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“SNL Intellectual Property Rights” or “Company’s Intellectual Property” means any Intellectual Property Rights owned by, licensed exclusively to or registered to SNL.

“SNL Material Adverse Effect” means a Material Adverse Effect on SNL.

“SNL Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in SNL Intellectual Property Rights.

“SNL Shareholders’ Approval” means the affirmative vote of holders of at least 80% of the voting power represented at the meeting in person or by proxy and voting thereon, approving Contemplated Transactions under the Transaction Documents.

“Spreadsheet” means the spreadsheet attached as Section 2.3(h) of the SNL Disclosure Letter, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Closing, the following information relating to Shareholders, Option Holders, CLA Holders and Strategic Advisors (each, a “SNL Holder”): (A) the names of all of the SNL Holder, their addresses and identification numbers; (B) the number of Company Shares held by each Shareholder, and/or the amount of loan extended to SNL by each CLA Holder; (C) the number of Company Shares which would have been issued to such Persons in respect of SNL Derivative Securities held by them had such SNL Derivative Securities been exercised or converted; (D) the calculation of the Total Consideration due to each SNL Holder; (E) the calculation of the number of Closing Shares issuable to each SNL Holder; (F) the number of Escrow Shares issuable to each SNL Holder, (G) the Pro Rata Share of such SNL Holder (expressed as a percentage), (H) the amount of Cash Consideration due to any SNL Holder; and (I) whether such SNL Holder is an accredited investor (as defined above).

“Strategic Advisors” means the persons listed as “Strategic Advisors” in the Spreadsheet, who have provided the Company with finders services.

“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Technology” means any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or un-patentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information and materials, (c) specifications, designs, models, devices, prototypes, schematics, and development tools, (d) Software, content, and other Works of Authorship, (e) Databases, (f) Trademarks, (g) Domain Names, (h) Trade Secrets and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Total Consideration” means the Aggregate CHC Common Stock Consideration to be issued pursuant to the Spreadsheet plus the Cash Consideration.

“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions, that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement and the documents, agreements and instruments referenced herein or entered into in connection with this Agreement, the Share Purchase or the other Contemplated Transactions.

“Value” means, with respect to any shares of CHC Common Stock, $2.09 per share.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to CHC (and, to the extent any such certificate or ruling is received prior to the Closing, SNL), that is applicable to the payments to be made to any SNL Shareholder pursuant to this Agreement stating that no withholding, or reduced withholding, of Tax is required under Israeli Law with respect to such payment or providing other instructions regarding such payment or withholding (including the deferral of any withholding or other Tax or the transfer of the withholding Tax amount to a trustee).

“Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

“Working Capital” means, with respect to SNL as of any date of determination, the current assets of SNL and its subsidiaries on a consolidated basis at such date of determination minus the aggregate liabilities of SNL and its subsidiaries on a consolidated basis at such date of determination, in each case determined in accordance with GAAP on a basis consistent with the most recent financial statements of SNL. For the avoidance of doubt, all Third Party Expenses will be included in the Working Capital calculation as a liability of SNL.

ARTICLE XIII
GENERAL PROVISIONS

 13.1 Limited Survival of Representations and Warranties. The representations and warranties of SNL, SNL Shareholders and CHC contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is the first anniversary of the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Closing Date shall survive the Closing Date.

13.2 Notices

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 13.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2(a)):

(b) if to CHC (or to SNL, after the Share Purchase), to:

COMSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Attention: Daniel L. Hodges

Email: DHodges@COMSovereign.com

and legal@COMSovereign.com

with a copy to (which will not constitute notice to CHC or SNL, as applicable):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

(c) if to SNL prior to the Share Purchase, to:

SEGUNA Network Ltd.

Ha’Kidma 3, Yokneam Elite, Israel

Attention: Mr. Ido Gur

Email: ido@saguna.net

with a copy to (which will not constitute notice to the Shareholders’ Representative):

Mr. Osher Ben-Ezri

18 Shaked St., Yehud Monosson, Israel

osher@ben-ezri.com

(d) If to the Shareholders’ Representative, to:

Mr. Ben Weiss

Apt 2, 11 Herman Cohen St. Tel Aviv

Email: ben@ceiif.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

13.3 Interpretation.When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule or Exhibit of or to this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The captions and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall mean this Agreement together with the SNL Disclosure Letter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (d) references to any Person include the successors and permitted assigns of that Person, or (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

13.4 Counterparts. This Agreement may be executed and delivered in multiple counterparts (including facsimile, PDF, DocuSign or other electronic counterparts), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder.

13.6 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of each of: (x) the respective Boards of Directors of the Parties in the case of CHC and SNL, and (y) the Shareholders’ Representative, at any time as set forth in a written instrument duly executed by or on behalf of each Party that sets forth the terms of the relevant amendments, supplements, or modifications.

13.7 Waiver. Any Party, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other Party contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such Party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

13.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the United States District Court for the South District of New York in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the United States District Court for the Southern District of New York. In the event (but only in the event) that the United States District Court for the Southern District of New York does not have subject matter jurisdiction over such action or proceeding, then the Parties will submit to personal jurisdiction of any federal court in the State of New York. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13.2.

13.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that CHC does not terminate this Agreement in accordance with its terms, CHC shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which CHC is entitled at law or in equity; and (ii) provided that SNL does not terminate this Agreement in accordance with its terms, SNL shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which SNL is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

13.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

13.12 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer (now existing or subsequently incorporated).

13.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.13.

13.14 Limitation on Damages. In no event will any Party or any shareholder, member or partner of any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party or any shareholder of member of such Party sought to be held liable has been advised of the possibility of such damage.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed by their respective officers duly authorized thereunto, as of the Agreement Date.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	Chief Executive Officer

Saguna Networks Ltd.

By:	/s/ Ido Gur
	Name:	Ido Gur
	Title:	CEO

Benjamin Eli Weiss, as Shareholders’ Representative

By:	/s/ Benjamin Eli Weiss
	Name:	Benjamin Eli Weiss
	Title	Shareholders’ Representative

[Saguna Networks Ltd. - COMSovereign Holding Corp. – Share Purchase Agreement – Executing Shareholders Signature Page]

Exhibit A - Executing Shareholders

Name of Shareholder	ID/CN	ADDRESS	SIGNATURE
Lior Fite			/s/ Lior Fite
Danny Frydman			/s/ Danny Frydman
Amos Talmor			/s/ Amos Talmor
ESOP Management and Trust Ltd.
Xenia Venture Capital Ltd.			/s/ Xenia Venture Capital Ltd
E.E.T. Holding Ltd.			/s/ E.E.T. Holding Ltd.
Yechiel Kurtz			/s/ Yechiel Kurtz
Moshe Adania			/s/ Moshe Adania
Michal and Zvi Gutentag
Moty Spector
Joseph Eskapa
Rubner Technology Ventures			/s/ Rubner Technology Ventures
Rich Oriental Company
Eli Baram			/s/ Eli Baram
Frederick Johannes Joubert			/s/ Frederick Johannes Joubert
ADVA Optical Networking
Haim Rosen
2B-Angels Extension Fund L.P.			/s/ 2B-Angels Extension Fund L.P.
NextGen Investment
Akamai Technologies
Sunny Infinity Ltd			/s/ Sunny Infinity Ltd
iVentures Asia Ltd			/s/ iVentures Asia Ltd
Eyal Dagan			/s/ Eyal Dagan
Ofer Eini			/s/ Ofer Eini
SBVK
Israel Innovation Fund L.P.			/s/ Israel Innovation Fund L.P.
iVentures Asia II Ltd			/s/ iVentures Asia II Ltd
Synaro Corporation			/s/ Synaro Corporation